QuickLinks -- Click here to rapidly navigate through this document

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 2005

REGISTRATION NO. 333-120681

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUNBELT BANCSHARES, INC.
(Name of small business issuer in its charter)

TEXAS (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	20-1496006 (I.R.S. Employer Identification Number)

1625 North Stemmons Freeway Dallas, Texas 75207 (972) 393-4270 (214) 217-3971 (Address and telephone number of principal executive offices and principal place of business)

JERRY BURNETT Sunbelt Bancshares, Inc. 1625 North Stemmons Freeway Dallas, Texas 75207 (972) 393-4270 (214) 217-3971 (Name, address and telephone number of agent for service)

Copies to:
PETER G. WEINSTOCK Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 2900 Dallas, Texas 75202-2799 (214) 855-4746 pweinstock@jenkens.com	GEOFFREY S. KAY Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 2900 Dallas, Texas 75202-2799 (214) 855-4158 gkay@jenkens.com

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(6)

Shares of common stock, $0.01 par value	1,500,000	$10.00	$15,000,000	$1,900.50

Rights to purchase shares of common stock	300,000(2)	$12.50	(3)	$0(3)

Shares of common stock, $0.01 par value	300,000	$12.50(4)	$3,750,000	$475.13

Rights to purchase shares of common stock	220,000(5)	$10.00	(3)	$0(3)

Shares of common stock, $0.01 par value	220,000	$10.00(4)	$2,200,000	$277.84

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2)
Warrants to purchase an aggregate of up to 300,000 shares of common stock at an exercise price of $12.50 per share will be issued to the initial shareholders of the registrant in connection with this offering.
(3)
Pursuant to Rule 457(g), no separate registration fee is required for the rights.
(4)
Represents the exercise price per share for each warrant.
(5)
Warrants to purchase an aggregate of up to 220,000 shares of common stock at an exercise price of $10.00 per share will be issued to the organizers of the registrant in connection with this offering.
(6)
Of this amount, $2,641.70 has previously been paid. The registrant is registering an additional $100,000 of shares underlying the organizer warrants described in note 5. Accordingly, an additional amount of $11.77 is being paid in connection with this filing.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 14, 2005

SUNBELT BANCSHARES, INC.
A proposed bank holding company for

SUNBELT BANK
(In Organization)

COMMON STOCK UP TO 1,500,000 SHARES

        We are offering for sale a minimum of 1,200,000 and a maximum of 1,500,000 shares of our common stock at a price of $10.00 per share to raise the money to organize Sunbelt Bank, a new Texas state bank in organization to be headquartered in southwest Arlington, Texas, with a full service banking office in southeast Arlington. We will be the holding company and sole shareholder of Sunbelt Bank after it is organized, which is expected to be during the second quarter of 2005. Prior to this offering, we have not conducted active business operations and have issued no shares. Upon issuance, we have no current plans to list our shares on any national stock exchange although we expect to have at least one company making a market in our shares.

        To participate in the offering, you must subscribe to purchase at least 250 shares. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts. In addition to any shares that you purchase in the offering, after Sunbelt Bank opens for business, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that Sunbelt Bank opens for business.

        We will offer and sell our common stock on a best-efforts basis through Jerry Burnett, our Chairman and Chief Executive Officer, and may also utilize our other executive officers and organizers to offer and sell our common stock, subject to compliance with applicable federal and state securities laws. In addition, we may offer and sell our common stock through broker-dealers in certain states where our executive officers or organizers are not currently licensed under applicable state securities laws to offer and sell our common stock. No person will receive any commission or other compensation in connection with the offering. Our organizers intend to subscribe for an aggregate of 230,000 shares of the shares sold in the offering.

        We expect the offering to end on June 30, 2005. However, we may, in our sole discretion, end the offering prior to June 30, 2005 or extend it for additional periods, but not beyond December 31, 2005. We reserve the right to reject, in whole or in part, any subscription for shares of our common stock.

        All subscription funds will be held in an escrow account at an independent financial institution licensed to do business in the State of Texas. The escrow agent will hold the subscription funds until we accept subscriptions for at least 1,200,000 shares and notify the escrow agent that we have received all required regulatory approvals to organize Sunbelt Bank. If we are unable to sell at least 1,200,000 shares of common stock or fail to receive all required regulatory approvals, the escrow agent will promptly return all subscription funds to investors, with interest thereon without deduction for expenses. We will be unable to use any subscription funds until they are released from escrow. Except as provided above, any interest earned on the subscription funds held in escrow will be retained by Sunbelt Bancshares.

        Our organizers are advancing to us the funds necessary to cover the expenses incurred in organizing Sunbelt Bancshares and Sunbelt Bank prior to the time that the Bank opens for business, and are providing limited guarantees with respect to amounts loaned to us for these purposes. In exchange for undertaking these obligations, after the Bank opens for business, each organizer will receive, in addition to any shareholder warrants to which he may be entitled, one warrant for every $10.00 that the organizer has placed "at risk" as a result of direct cash advances to us or pursuant to the pre-opening line of credit extended to us and guaranteed by the organizer. These warrants would be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised at any time within 10 years of the date that Sunbelt Bank opens for business.

  Our common stock is not a deposit or a bank account and is not insured by the Federal Deposit Insurance Corporation or any other government agency. Our common stock is subject to investment risk, including possible loss of principal.

  An investment in our common stock involves risks, and you should not invest in this offering unless you can afford to lose all of your investment. We have described what we believe are the material risks of this investment in the section titled "Risk factors" beginning on page 10.

  The common stock offered by this prospectus has not been approved or disapproved, and the completeness and accuracy of the disclosures in this prospectus have not been passed upon by, the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Texas Department of Banking, the Federal Deposit Insurance Corporation or any other regulatory body. Any representation to the contrary is a criminal offense.

        The following table summarizes the minimum and maximum proceeds that we expect to receive from the offering.

	Per share	Total minimum	Total maximum
Subscription price	$10.00	$12,000,000	$15,000,000
Underwriting fees and commissions	—	—	—
Proceeds to Sunbelt Bancshares(1)	$10.00	$12,000,000	$15,000,000

(1)
Before deducting organizational and other pre-opening expenses, consisting of, among others, legal and accounting fees, and printing, distribution and marketing expenses, estimated to total approximately $1.4 million.

The date of this prospectus is January 14, 2005.

SUMMARY

        The information that follows highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that is important to you. For a more complete understanding of the offering, we urge you to read this entire prospectus carefully.

Sunbelt Bancshares and Sunbelt Bank

        We are a Texas corporation that was incorporated on December 18, 2002 to organize and serve as the holding company for Sunbelt Bank, a Texas state bank in organization. Sunbelt Bank will be a full service commercial bank headquartered in southwest Arlington, Texas, with a full service banking office in southeast Arlington, and will initially serve south Arlington, Mansfield and the neighboring communities. The Bank intends to offer a broad range of commercial and consumer banking services to small- and medium-sized businesses, professionals and individuals who we believe will be particularly responsive to the style of service which the Bank intends to provide to its customers. We believe that local ownership and control will allow Sunbelt Bank to serve customers more efficiently and effectively and will aid in our growth and success. The Bank intends to compete on the basis of the quality and variety of its services and products, and by providing such services through an attentive and highly-trained staff and the efficient use of technology.

        Sunbelt Bank's and our principal business office will be located in south Arlington, Texas. The Bank expects to conduct its principal banking operations from a facility located at 7240 U. S. Highway 287, Arlington, Texas, near the intersection of U. S. Highway 287 and Eden Road. Pending completion of lease-hold improvements, Sunbelt Bank expects to use a temporary facility at that location as its banking office. Opening in a temporary facility will allow the Bank to begin serving its customers, establishing its market presence and generating income sooner. The Bank will also operate another full-service banking office at 3000 South Watson Road, located at the intersection of Mayfield Road and U. S. Highway 360, to serve the expanding southeast Arlington and Mansfield market area. Organizational activities are being conducted from 1625 North Stemmons Freeway, Dallas, Texas 75207 (Tel: (972) 393-4270).

        To date, our sole operations have been directed toward preparing and filing applications with various bank regulatory authorities for permission to organize a Texas state bank and a bank holding company, and taking all other actions necessary to organize and charter Sunbelt Bank, including those related to raising capital as a result of this offering. On June 30, 2004, we filed an application with the Texas Department of Banking to organize a new state bank in Arlington, Texas and with the Federal Deposit Insurance Corporation (FDIC) for federal deposit insurance. We have received the conditional approvals of each of these applications. We also intend to file an application with the Board of Governors of the Federal Reserve System (Federal Reserve) to become a bank holding company by acquiring all of the capital stock of Sunbelt Bank. While approval of our Federal Reserve application is not assured, we have no reason to believe that the approval will not be forthcoming.

        During the period between the receipt of conditional regulatory approvals and the commencement of banking operations, we will be engaged in raising the capital necessary to open Sunbelt Bank. In addition, the Bank will be engaged in such activities as the construction of its banking offices, the recruitment and training of staff, preliminary marketing, and the installation of its computer system and operating software. We would not expect to receive final approval before the completion of the offering and a satisfactory pre-opening examination. We cannot assure you, however, that Sunbelt Bank will be able to open for business when anticipated.

Management

        Our organizers and the men and women who are proposed to become the initial board of directors of Sunbelt Bancshares and Sunbelt Bank are engaged in a broad range of commercial, professional and community-oriented activities and have strong professional and personal ties to our banking market. We will draw upon their knowledge of the business community in the development of its business. The senior-most members of the Bank's management team each have extensive banking experience with independent banks in the Dallas-Fort Worth metropolitan banking market and elsewhere in Texas. The organizers and proposed directors possess a wide spectrum of banking and business experience and were carefully chosen, taking into account personal and professional strengths, contacts and reputation. They will each be expected to attract clients through their own personal and professional networks.

Why we are organizing a new bank

        Our proposed banking market consists of two segments: the southeast Arlington area, where our main office will be located, and the southwest Arlington/Mansfield area, where our branch office will be located. We believe that this banking market represents a diverse market with a growing population and economy. We also believe that the community will enthusiastically welcome and support a new locally owned and operated community bank. As a community bank, Sunbelt Bank will be designed to serve the needs of the residents and small- to medium-sized businesses within our banking market.

        The southeast Arlington area has experienced substantial population growth over the last decade and is projected to continue to grow at a rate of approximately 10% over the next five years. Likewise, the southwest Arlington/Mansfield sector is expected to experience population growth of approximately 13.5% over the next five years. In addition to the population growth, the residents of the southeast Arlington area are expected to enjoy an increase of approximately 17% in per capita income over the next five years while the combined household income of southwest Arlington/Mansfield residents is expected to reach more than $94,000 over the same period. All of the projected growth rates shown above are based on forecasts developed by ESRI Business Information Systems. These forecast were prepared for, and paid for by, us in connection with the consulting services rendered by Bankmark as a part of the bank regulatory application process. Through our strategically located banking offices, we believe that we will be able to capitalize on the opportunities expected to develop in these markets.

        Although we would compete with a number of other financial institutions, the majority of assets in our banking market are held in financial institutions that are not locally owned and operated. By creating a locally-owned and locally-managed bank that is sensitive and responsive to the needs of the community, we believe that there is an opportunity for Sunbelt Bank to acquire significant market share by offering an alternative to the less personal service that we believe is offered by many larger banks.

        We recognize that most of our competitors have substantially greater resources and lending limits than Sunbelt Bank will have and provide other services, such as extensive and established branch networks and trust services, that the Bank does not expect to provide initially. As a result of these competitive factors, the Bank may have to pay higher interest rates to attract depositors or extend credit with lower rates to attract borrowers.

Executive officers, directors and organizers

        Our management team is led by Jerry Burnett, Lonnie Goodman and Cindy Swindle. Mr. Burnett is Chairman and Chief Executive Officer of Sunbelt Bancshares and the proposed Chairman and Chief Executive Officer of the Bank. Mr. Burnett has more than thirty years of banking experience, the majority of which having been with financial institutions located within fifteen miles of the proposed market area for Sunbelt Bank. Mr. Burnett has spent more than twenty years of his banking career as Chairman, President and/or Chief Executive Officer of five financial institutions: MainBank, N.A., Allied Bank Oak Cliff, Interfirst Bank, Addison State Bank and First Continental Bank.

        Mr. Goodman is President of Sunbelt Bancshares and the proposed President and Chief Lending Officer of the Bank. Mr. Goodman has more than twenty years of banking experience, most recently serving for approximately nine years as President and Chief Executive Officer of Bank of the Southwest of Dallas prior to its acquisition by Prosperity Bank in 2003. During his banking career, he has also been an officer with Guaranty Bank, Swiss Avenue State Bank and NCNB Texas National Bank, all of which were located in the Metroplex.

        Ms. Swindle is Chief Financial Officer of Sunbelt Bancshares and the proposed Chief Financial Officer and Executive Vice President of the Bank. Ms. Swindle has more than thirty years of banking experience, all of which have been with Bank of the Southwest of Dallas and its successor, Prosperity Bank. Ms. Swindle served as Cashier of Bank of the Southwest of Dallas for approximately 20 years. When that bank was acquired by Prosperity Bank, Ms. Swindle became Senior Vice President—Dallas Retail Operations, where she served until October 2004.

        Our board of directors consists of the following twelve individuals:

-Ruth Armstrong	-Lonnie Goodman	-Janice Smith
-Jerry Burnett	-Dan Griffin	-David Stroud
-Paul DeCleva, Jr.	-Bruce Reichstein	-James Swafford
-Don Dawson	-Todd Seib	-Joseph Whitney

        In addition, the following individuals who will not serve as directors or executive officers are serving as organizers of Sunbelt Bancshares and Sunbelt Bank: Linda Love, Barbara Rothgeb, Jeff Seib, Jon Seib, Tim Seib and Craig White. Each of these individuals is playing an important role as we develop our business plan and corporate policies prior to commencing active banking operations in 2005. Each of these individuals expects to continue his service to the Bank as a member of the Organizers Advisory Committee after we open the Bank.

        The Organizers Advisory Committee will be comprised of a combination of Bank organizers who are not serving as directors and community leaders from the primary market areas that we serve. The primary function of the committee will be to assist management and the board of directors of the Bank in implementing our strategic vision and purpose in the marketplace. In addition, the committee is expected to help the Bank to delineate programs, activities and resources that will generate bank deposits and loans in the markets that we serve.

        Our directors, organizers and executive officers are experienced bankers or local business and community leaders. We believe that their business experience and relationships will enable them to assist Sunbelt Bank in developing and maintaining a loyal customer base. We expect that these individuals will use their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community.

        Our directors and organizers intend to purchase an aggregate of approximately 230,000 shares of the common stock offered by this prospectus. These shares represent approximately 19.17% of the minimum and 15.33% of the maximum number of shares to be sold in the offering. However, the organizers may acquire additional shares of common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level required to organize Sunbelt Bank. In addition, certain organizers may be required to reduce their subscriptions to comply with applicable bank regulatory guidelines. See "The Offering—Regulatory matters," beginning on page 18. All purchases made by our directors and organizers will be made for investment purposes and not with a view to distribution.

Warrants

        We expect to fund our organizational and other pre-opening expenses from direct cash advances made by our organizers and from draws under a line of credit to be obtained from an independent financial institution. Our organizers will be providing limited guarantees of the amounts drawn under the line of credit. These guarantees would be triggered in the event that we are unable to repay the advances under the line of credit. Because we have no material operations or assets, other than those amounts advanced or loaned to us to be expended during the organizational process, we do not expect to have the ability to repay the direct cash advances made by our organizers or under the pre-opening line of credit unless we complete the offering and Sunbelt Bank opens for business. Accordingly, in the event that Sunbelt Bank does not open or the offering is not completed, our organizers will bear the risk of loss with respect to the direct cash advances made by them and may be pursued by the lending bank with respect to any funds advanced under the pre-opening line of credit.

        In recognition of the substantial financial risks undertaken by our organizers, after Sunbelt Bank opens for business, we intend to grant warrants to our organizers to purchase shares of our common stock. The total number of warrants allocated to an organizer will be equal to one warrant for every $10.00 that the organizer has placed "at risk" as a result of direct cash advances to us or pursuant to the pre-opening line of credit. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that Sunbelt Bank opens for business. Although we expect organizational and other pre-opening expenses to total approximately $1.4 million, our organizers expect to place "at risk" approximately $2.2 million because our organizers are being required to provide guarantees exceeding their respective pro rata portions of advances made under the pre-opening line of credit. Assuming approximately $2.2 million of "at risk" dollars, we expect to issue, in the aggregate, a total of approximately 220,000 warrants to our organizers. In the event the offering is not completed or the Bank does not open for business, we are not obligated, and do not intend, to issue the organizer warrants.

        We also recognize that our initial shareholders will be accepting additional financial risk in investing in Sunbelt Bancshares from inception. Accordingly, after Sunbelt Bank opens for business, we will issue to each initial shareholder warrants to purchase one share of common stock for every five shares of common stock that he or she purchases in the offering. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that Sunbelt Bank opens for business. If we sell 1,200,000 shares in this offering, the minimum offering amount, we will issue, in the aggregate, approximately 240,000 warrants to our initial shareholders. If we sell 1,500,000 shares in this offering, the maximum offering amount, we will issue, in the aggregate, approximately 300,000 warrants to our initial shareholders.

        Organizer and initial shareholder warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants because they will be able to purchase shares of our common stock at a price that is less than the then current market value.

Stock options

        We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, executive officers and other individuals employed by Sunbelt Bancshares and Sunbelt Bank. The plan will have a term of 10 years. The board of directors will reserve a number of shares equal to 18% of the number of shares sold in the offering for issuance under our stock incentive plan.

        When Sunbelt Bank opens for business, we intend to issue options to purchase shares of our common stock to Jerry Burnett, Lonnie Goodman, Cindy Swindle and Todd Seib. Messrs. Burnett and Goodman would receive a number of options equal to 5% and 3.75%, respectively, of the number of shares sold in the offering. Ms. Swindle would receive a number of options equal to approximately 2.50% of the number of shares sold in the offering. Finally, we intend to issue options to purchase

40,000 shares of common stock to Todd Seib, in his capacity as vice chairman. We expect all of these options to be incentive stock options. All of the stock options issued to persons described above will have an exercise price of $10.00 per share, the initial offering price. The remainder of the options under the stock incentive plan would be available for issuance to current and prospective executive officers and employees of Sunbelt Bancshares or Sunbelt Bank in the discretion of our board of directors. We intend to issue any remaining options with exercise prices at or above the fair market value of our common stock at the time the options are issued.

Products and services

        Sunbelt Bank will focus on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. The Bank will emphasize personalized banking services to small- to medium-sized businesses, independent single-family residential and commercial contractors and consumers. Lending services will include consumer loans and commercial loans to small- to medium-sized businesses and professional concerns. The Bank will offer a broad array of deposit services including demand deposits, regular savings accounts, money market accounts, certificates of deposit and individual retirement accounts. For the convenience of its customers, Sunbelt Bank will also offer debit cards, automatic transfers, travelers' checks, domestic and foreign wire transfers, cashier's checks, personalized checks and safe deposit boxes. These services are expected to be provided through a variety of delivery systems including drive-through banking facilities, night depositories, automated teller machines, private banking, telephone banking and Internet banking.

Philosophy and strategy

        Sunbelt Bank will operate as a full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish the Bank from its competitors.

        To carry out our philosophy, our business strategy will involve the following:

  •
  Capitalizing on the diverse community involvement, professional expertise and personal and business contacts of our directors and executive officers;

  •
  Hiring and retaining experienced and qualified banking personnel;

  •
  Providing individualized attention with consistent, local decision-making authority;

  •
  Utilizing technology and strategic outsourcing to provide a broad array of convenient products and services;

  •
  Operating from highly visible and accessible banking offices in close proximity to a concentration of targeted commercial businesses and professionals;

  •
  Attracting our initial customer base by offering competitive interest rates on our deposit accounts;

  •
  Encouraging our initial shareholders to become customers by offering additional incentives; and

  •
  Implementing a strong marketing program.

Terms of the offering

        We are offering for sale a minimum of 1,200,000 and a maximum of 1,500,000 shares of our common stock at an offering price of $10.00 per share. The number of shares offered does not include shares issuable upon the exercise of warrants that we will issue to our organizers or initial shareholders or upon the exercise of stock options that may be issued under our stock incentive plan. See

"Description of Capital Stock—Warrants," beginning on page 42 and "Management—Stock incentive plan," beginning on page 38.

        To participate in the offering, you must subscribe to purchase at least 250 shares. The offering price will be payable at the time that the subscription is made. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts. We also reserve the right to reject, in whole or in part, any subscription for shares of our common stock. In addition to any shares that you purchase in the offering, when Sunbelt Bank opens for business, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that Sunbelt Bank opens for business. See "Description of Capital Stock—Warrants," beginning on page 42.

        We will offer and sell our common stock on a best-efforts basis through Jerry Burnett, our Chairman and Chief Executive Officer, and may also utilize other executive officers and organizers to offer and sell our common stock, subject to compliance with applicable federal and state securities laws. In addition, we may offer and sell our common stock through broker-dealers in certain states where our executive officers or organizers are not currently licensed under the applicable state securities laws to offer and sell our common stock. No person will receive any commissions or other compensation in connection with these activities, including for soliciting sales of our common stock in the offering. However, we will reimburse reasonable out-of-pocket expenses incurred by these persons in connection with the offering. See "The Offering—Plan of Distribution," beginning on page 16.

Offering termination date

        We expect the offering to end on June 30, 2005. However, we may elect to extend the offering, in our sole discretion, but not beyond December 31, 2005. In addition, we reserve the right to end the offering at any time before June 30, 2005 if we have received subscriptions for at least 1,200,000 shares if we determine that the total amount of subscriptions will provide adequate capitalization for Sunbelt Bank after payment of organizational expenses. We may, in our sole discretion, conduct multiple closings of the offering once the minimum offering amount is raised and we have received all required regulatory approvals to organize the Bank.

How to subscribe

        Each prospective investor who (together with the investor's affiliates) desires to purchase 250 or more shares should do the following:

  •
  Complete, date and sign the subscription agreement that accompanies this prospectus and deliver the completed subscription agreement, along with a check payable to "Sunbelt Bancshares, Inc. Escrow Account" in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed, as follows as follows:

      BY HAND DELIVERY OR FIRST CLASS MAIL:
      Sunbelt Bancshares, Inc.
      Attn: Jerry Burnett
      1625 North Stemmons Freeway
      Dallas, Texas 75207

        When we receive your subscription agreement, it will become binding on you and irrevocable.

Escrow arrangements

        Because we cannot open Sunbelt Bank until we receive all regulatory approvals required to organize the Bank, all subscription funds will be held in an escrow account at an independent financial institution licensed to do business in the State of Texas. The escrow agent will hold all subscription funds until we receive subscriptions for at least 1,200,000 shares and notify the escrow agent that we have received all required regulatory approvals to organize the Bank. If we are unable to sell at least 1,200,000 shares of common stock or fail to receive all required regulatory approvals, the escrow agent will promptly return all subscription funds to investors, with any interest thereon without deduction for expenses.

        All subscription funds will be paid to us to the extent that we accept the subscription agreement. If we reject, in whole or in part, a subscriber's subscription agreement, we will promptly return the subscription funds attributable to the rejected subscription. Any interest earned on the subscription funds held in escrow will be retained by Sunbelt Bancshares to defray organizational expenses, except as provided above.

Use of proceeds

        Subject to regulatory approval, we intend to use the proceeds of this offering to capitalize Sunbelt Bank and to repay the funds advanced by the lending bank, under the pre-opening line of credit, and by our organizers directly. We expect to utilize at least $10.6 million of the proceeds from the sale of our common stock to capitalize Sunbelt Bank. Sunbelt Bank, in turn, will use the proceeds to provide working capital to be used for general business purposes, including paying salaries, and for making loans to customers and other investments. We may retain at the holding company level any excess proceeds to use for future working capital needs. See "Use of Proceeds," beginning on page 18.

Organizational expenses

        We expect to incur approximately $1.4 million in organizational and other pre-opening expenses, which are described more completely in the section titled "Use of Proceeds—Organizational expenses," beginning on page 19. To date, we have funded our operations through direct cash advances from our organizers. We expect to obtain a line of credit from an independent financial institution that would be used to fund any remaining organizational and pre-opening expenses. Any draws under the line of credit would be guaranteed by our organizers and would be repaid from the proceeds of the offering unless we are unable to sell at least 1,200,000 shares of common stock or fail to receive all regulatory approvals required to organize Sunbelt Bank. The guarantees would be triggered in the event that we are unable to repay the advances under the line of credit. Because we have no material operations or assets, other than those amounts advanced or loaned to us to be expended during the organizational process, we do not expect to have the ability to repay the direct cash advances made by our organizers or under the pre-opening line of credit unless we complete the offering and Sunbelt Bank opens for business. Accordingly, in the event that Sunbelt Bank does not open or the offering is not completed, our organizers will bear the risk of loss with respect to the direct cash advances made by them and may be pursued by the lending bank with respect to any funds advanced under the pre-opening line of credit.

RISK FACTORS

        The following paragraphs describe what we believe are the material risks of an investment in our common stock. An investment in our common stock involves a significant degree of risk, and you should not invest in our common stock unless you can afford to lose your entire investment. Before making any investment decision, we urge you to carefully read the entire prospectus, including the cautionary statement following these risk factors regarding the use of forward-looking statements.

We must satisfy certain conditions following preliminary regulatory approval before Sunbelt Bank may open for business.

        Although we have received approvals of our bank charter and federal deposit insurance applications, those approvals are subject to certain conditions including, among others, that we raise the capital required to open Sunbelt Bank within one year following regulatory approval and open the Bank within 18 months following regulatory approval. If we fail to satisfy all of the regulatory conditions within the applicable time periods, our approvals will expire. In addition, if the conditions imposed by the regulatory agencies delay the anticipated date of commencing banking operations, we will incur additional organizational expenses, which will result in additional losses. See "—Any delay in beginning banking operations will result in additional losses," below.

Any delay in beginning banking operations will result in additional losses.

        We expect that we will receive final regulatory approval to open for business during the second quarter of 2005. However, any delay in opening Sunbelt Bank for business will increase organizational expenses and postpone realization of potential revenues. This will cause the accumulated deficit from organizational expenses to increase, because we must continue to pay salaries and other operating expenses during this period.

We have no operating history upon which to base an estimate of our future financial performance.

        We do not have any operating history on which to base any estimate of our future earnings prospects. Sunbelt Bancshares was only recently formed, and Sunbelt Bank will not receive final regulatory approval to begin operations until after this offering is completed. Consequently, you will have no historical operating or financial information to help you decide whether to invest in Sunbelt Bancshares.

We expect to incur losses during our initial years of operations.

        At September 30, 2004, we had an accumulated deficit account of $507,649, which represents a portion of the approximately $1.4 million of estimated organizational and other pre-opening expenses. After Sunbelt Bank opens, our success will depend, in large part, on its ability to address the problems, expenses and delays frequently associated with new financial institutions and its ability to attract and retain deposits and customers for our services. We expect to sustain losses or achieve minimal profitability during our initial years of operations. In addition, to gain market share as a newly-organized bank, the Bank may be required to pay higher interest rates to attract deposits or extend credit at lower rates to attract borrowers, which may decrease our profitability or prevent us from becoming profitable. If we are ultimately unable to become profitable, you may lose part or all of the value of your investment. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Proposed Business," beginning on pages 20 and 23, respectively.

Failure to implement our business strategies may adversely affect our financial performance.

        We have developed a business plan that details the strategies we intend to implement in our efforts to achieve profitable operations. If we cannot implement our business strategies, we will be hampered in our ability to develop business and serve our customers, which, in turn, could have an adverse effect on our financial performance. Even if our business strategies are successfully implemented, we cannot assure you that our strategies will have the favorable impact that we anticipate. Furthermore, while we believe that our business plan is reasonable and that our strategies will enable us to execute our business plan, we have no control over the future occurrence of certain events upon which our business plan and strategies are based, particularly general and local economic conditions that may affect Sunbelt Bank's loan-to-deposit ratio, total deposits, the rate of deposit growth, cost of funding, the level of earning assets and interest-related revenues and expenses. See "Proposed Business—Business strategy" on page 24.

Departures of our key personnel or directors may impair our operations.

        Our success will depend in large part on the services and efforts of our key personnel and on our ability to attract, motivate and retain highly qualified employees. Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our business plan may be lengthy.

        In particular, we believe that retaining Jerry Burnett, Lonnie Goodman and Cindy Swindle is important to our success, and we intend to enter into employment agreements with each of them on terms designed to encourage their retention. However, despite these agreements, we cannot assure you that we will be able to retain these persons for the foreseeable future. If any of these persons leaves his or her position with Sunbelt Bank for any reason, our financial condition and results of operations may suffer.

        If the services of any of our key personnel should become unavailable for any reason, Sunbelt Bank would be required to employ other persons to manage and operate the Bank, and we may be unable to employ qualified persons on terms acceptable to the Bank. If the services of any of our key personnel should become unavailable prior to the time Sunbelt Bank commences operations, its ability to begin banking operations would likely be adversely affected.

        Additionally, our directors' and organizers' community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of directors changes materially, our banking business may suffer. See "Management" on page 29.

We will face intense competition from a variety of competitors.

        The banking business in our target banking market and the surrounding areas has become increasingly competitive over the past several years, and we expect the level of competition to continue to increase. See "Proposed Business—Market opportunities," beginning on page 23. If this competition forces us to offer aggressive loan and deposit rates or otherwise incur higher funding costs, our profitability will be diminished.

        Many of our competitors will be larger than we will be initially and will have greater financial and personnel resources. Many of our competitors will have established customer bases and offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Also, some competitors will not be subject to the same degree of regulation as Sunbelt Bank will be and thus may have a competitive advantage over the Bank.

        We believe that Sunbelt Bank will be a successful competitor in the area's financial services market. However, if the Bank is unable to compete successfully with other financial institutions serving its target banking market, our growth and profitability would likely be adversely affected.

We are subject to extensive regulatory oversight, which could restrain our growth and profitability.

        Banking organizations such as Sunbelt Bancshares and Sunbelt Bank are subject to extensive federal and state regulation and supervision. These regulations and laws are primarily intended to protect the FDIC insurance funds and depositors, rather than shareholders or creditors. Laws and regulations affecting financial institutions are undergoing continuous change, and we cannot predict the ultimate effect of these changes. Changes in the regulatory structure or the applicable statutes and regulations may materially and adversely affect the business, condition or operations of Sunbelt Bancshares or Sunbelt Bank or benefit competing entities that are not subject to the same regulations and supervision. For a discussion of some of the laws and regulations applicable to Sunbelt Bancshares and the Bank, see the section titled "Supervision and Regulation," beginning on page 45.

The Bank's legal lending limits may impair its ability to attract borrowers.

        During its initial years of operations, Sunbelt Bank's legally mandated lending limits will be lower than those of many of its competitors because the Bank will have less capital than many of its competitors. The Bank's lower lending limits may discourage potential borrowers who have lending needs that exceed the Bank's lending limits, which may restrict its ability to establish relationships with larger businesses in the area. See "Proposed Business," beginning on page 23.

Our emphasis on commercial business, construction and real estate lending may result in greater credit risk.

        We expect that commercial business, construction and real estate lending will comprise approximately 60% of our loan portfolio. Generally, commercial loans are considered to be riskier than residential mortgage or construction loans or consumer loans because they have larger balances to a single borrower or group of related borrowers. In addition, the borrower's ability to repay a commercial loan depends, in many cases, on the successful operation of the business or the property securing the loan. Because these types of loans are considered to be riskier than residential mortgage or construction loans or consumer loans, we will be required to reserve greater amounts in our loan loss allowance in anticipation of the higher credit losses. If we underestimate the credit risk associated with these lending activities, our actual loan losses may exceed the amounts reserved against the loans, in which case our profits and financial condition would be adversely affected.

An economic downturn, especially one affecting our primary service area, may have an adverse effect on our financial performance.

        Our success will depend on the general economic condition of the region in which we operate, which we cannot forecast with certainty. Unlike many of our larger competitors, the majority of our borrowers and depositors will be individuals and businesses located or doing business in our local banking market. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of our larger, more geographically diverse competitors. Factors that adversely affect the economy in our local banking market could reduce our deposit base and the demand for our products and services, which may decrease our earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Sunbelt Bank. See "Proposed Business," beginning on page 23.

Monetary policy and other economic factors could adversely affect Sunbelt Bank's profitability.

        Changes in governmental economic and monetary policies, the Internal Revenue Code and banking and credit regulations, as well as such other factors as national, state and local economic growth rates, employment rates and population trends, will affect the demand for loans and the ability of Sunbelt Bank and other banks to attract deposits. The foregoing monetary and economic factors, and the need to pay rates sufficient to attract deposits, may adversely affect the ability of the Bank to maintain an interest margin sufficient to result in operating profits. See "Proposed Business," beginning on page 23 and "Supervision and Regulation," beginning on page 45.

Our common stock is not an insured deposit.

        Your investment in Sunbelt Bancshares would not be a bank deposit and would not be insured or guaranteed by the FDIC or any other government agency. Your investment would be subject to investment risk, and you must be capable of affording the loss of your entire investment.

Your share ownership may be diluted in the future.

        We intend to issue warrants or stock options to our organizers, executive officers and initial shareholders. If the organizer warrants or stock options are exercised, your share ownership will likely be diluted. In addition, if you do not exercise your initial shareholder warrants, and other shareholders exercise their initial shareholder warrants, your share ownership will likely be diluted.

        Finally, our articles of incorporation authorize the issuance of up to 10,000,000 shares of common stock, but do not provide for preemptive rights. Any authorized, but unissued shares following the offering will be available for issuance by our board of directors. However, persons who subscribe for shares in the offering will not have the right to subscribe for additional shares of common stock issued at any time in the future. As a result, if we issue additional shares of common stock to raise additional capital or for other corporate purposes, you may be unable to maintain your pro rata ownership in Sunbelt Bancshares.

We could be negatively affected by changes in interest rates.

        Sunbelt Bank's profitability (and, therefore, our profitability) depends, among other things, on its net interest income, which is the difference between the income that the Bank earns on its interest-earning assets, such as loans, and the expenses that the Bank incurs in connection with its interest-bearing liabilities, such as checking or savings deposits or certificates of deposit. Changes in the general level of interest rates and other economic factors can affect the Bank's net interest income by affecting the spread between interest-earning assets and interest-bearing liabilities. Interest rate risk arises in part from mismatches between the dollar amount of repricing or maturing assets and liabilities.

        Changes in the general level of interest rates also affect, among other things, Sunbelt Bank's ability to originate loans, the value of interest-earning assets and the Bank's ability to realize gains from the sale of such assets, the average life of interest-earning assets and the Bank's ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond the Bank's control. Fluctuations in interest rates, which are not predictable or controllable, may impact Sunbelt Bank's ability to achieve positive net interest income.

Our ability to pay dividends is limited.

        We expect initially to have no material source of income other than dividends that we receive from Sunbelt Bank. Therefore, our ability to pay dividends to our shareholders will depend on the Bank's ability to pay dividends to us. The board of directors of Sunbelt Bank intends to retain earnings to promote growth and build capital and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the Bank in the foreseeable future. In addition, banks and bank holding companies are both subject to certain regulatory restrictions on the payment of cash dividends. See "Description of Capital Stock—Dividends" on page 43.

The determination of the offering price was arbitrary, and you may be unable to resell your shares at or above the offering price.

        Because we have no operating history, we could not set our offering price of $10.00 per share with reference to historical measures of our financial performance. Therefore, we set the offering price arbitrarily, and the exercise price of the organizer warrants and employee stock options was determined based on the offering price. The exercise price of the initial shareholder warrants was determined arbitrarily by our organizers. We did not retain an independent investment banking firm to assist in determining the offering price or the exercise price of the options or warrants, and these prices bear no relationship to our assets, book value, net worth or any other recognized criteria of value. Accordingly, you may be unable to resell any shares that you may buy in this offering at a price higher than the offering price. See "Determination of Offering Price," beginning on page 17.

We may not be able to raise additional capital on terms favorable to us.

        In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering.

The book value of our common stock will be immediately reduced when Sunbelt Bank opens.

        At September 30, 2004, we had an accumulated deficit of approximately $507,649, principally resulting from the organizational expenses that we have incurred. We expect to incur a total of approximately $1.4 million of organizational and other pre-opening expenses. When Sunbelt Bank opens, these expenses will result in an immediate reduction in our shareholders' equity, which, depending on the amount of capital raised, we expect will result in a reduction in book value of between $0.92 and $1.15 per share. See "Capitalization" on page 19.

The liquidity of our common stock will be affected by its limited trading market.

        Our shares will not qualify, upon issuance, for listing on any national securities exchange, and we cannot assure you that our shares will ever be listed on a national securities exchange. However, we expect that our shares will be traded on the OTC Bulletin Board or "pink sheets" and that at least one company will make a market in our common stock. However, because our shares will not be listed on a national securities exchange, we cannot assure you that a broadly followed, established trading market for our common stock will ever develop or be maintained. Furthermore, we cannot assure you that at least one company will continue to make a market in our shares for as long as we are quoted on the OTC Bulletin Board. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. In addition, active trading markets tend to reduce the bid-ask spreads for sales transactions. On the other hand, the absence of an active trading market would reduce the liquidity, and have an adverse effect on the market value, of our shares. In addition, if we would cease to be quoted on the OTC Bulletin Board, shareholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock likely would decline.

Our directors and executive officers could have the ability to influence shareholder actions in a manner that may be adverse to your personal investment objectives.

        Immediately following the offering, we expect that our directors, executive officers and organizers will own 230,000 shares of our common stock, which represents 19.17% of the minimum and 15.33% of the maximum number of shares to be sold in this offering. Additionally, we will be issuing warrants to our organizers and stock options to our executive officers. If our organizers exercised all of their organizer and shareholder warrants, they would own shares upon exercise representing as much as 32.98% of our then existing outstanding common stock. Moreover, although the employee stock options are not immediately exercisable by their terms, upon exercise of the employee stock options granted to our executive officers, our directors, executive officers and organizers would own shares upon exercise representing as much as 39.84% of our then existing outstanding common stock.

        Due to their significant ownership interests, our directors and executive officers will be able to exercise significant control over the management and affairs of Sunbelt Bancshares and Sunbelt Bank. For example, our directors and executive officers may be able to influence the outcome of director elections or block significant transactions, such as a merger or acquisition, or any other matter that might otherwise be approved by the shareholders. See "Description of Capital Stock—Selected provisions of the articles of incorporation and bylaws," beginning on page 43.

Our profitability will be affected by the ability of Bank management to measure and limit credit risk associated with the Bank's loan portfolio.

        As a material part of its business plan, the Bank will make commercial, consumer, commercial and resident real estate and construction loans. The principal economic risk associated with each class of loans is the creditworthiness of the borrower, which is affected by the strength of the relevant business market segment, local market conditions and general economic conditions.

        Additional factors related to the credit quality of commercial loans include the quality of the management of the business and the borrower's ability both to properly evaluate changes in the supply and demand characteristics affecting its market for products and services and to effectively respond to those changes. Additional factors related to the credit quality of commercial real estate loans include tenant vacancy rates and the quality of management of the property. Additional factors related to the credit quality of construction loans include fluctuations in the value of real estate and new job creation trends.

        Many of the Bank's anticipated loans will be made to small- and medium-sized businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers.

        If the Bank is unable to effectively measure and limit the risk of default associated with its loan portfolio, our profitability will be adversely impacted.

Our articles of incorporation and bylaws and the laws of the State of Texas contain provisions that could make a takeover more difficult.

        Our articles of incorporation and bylaws, and the corporate laws of the State of Texas, include provisions designed to provide our board of directors with time to consider whether a hostile takeover offer is in our company's and shareholders' best interests, but could be utilized by our board of directors to deter a transaction that would provide shareholders with a premium over the market price of our shares.

        These provisions include the availability of authorized, but unissued shares, for issuance from time to time at the discretion of our board of directors; bylaws provisions enabling our board of directors to increase the size of the board and to fill the vacancies created by the increase; bylaw provisions establishing advance notice procedures with regard to business to be presented at a shareholder meeting or to director nominations (other than those by or at the direction of the board); and "change in control" provisions in the employment agreements of each of the executive officers of Sunbelt Bank providing for lump-sum cash payments based on the officer's base compensation. The Texas Business Corporations Act also contains provisions intended to protect shareholders and prohibit or discourage various types of hostile takeover activities.

        These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances where our shareholders might otherwise receive a premium over the market price of our shares. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

We may be unable to obtain a pre-opening line of credit on terms acceptable to us.

        We expect to obtain a line of credit from an independent financial institution to fund any remaining organizational and pre-opening expenses incurred until the Bank opens for business. Because we do not have a binding commitment regarding the terms of the line of credit at this time, we cannot assure you that we will be able to obtain the line of credit on terms favorable to us, or at all.

        If we are required to obtain a line or extensions of credit on terms less favorable than we expected in order to complete the organizational process, our accumulated deficit would be expected to increase.

        If we are unable to secure a line or extensions of credit on terms reasonably acceptable to us, we may be unable to complete the organizational process, in which case our escrow agent would return any subscription funds held in escrow with interest earned thereon and without deduction for expenses.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes various forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information concerning our future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words "anticipates," "believes," "estimates," "expects," "intends," "plans," "may increase," "may fluctuate" and similar expressions or future or conditional verbs such as "will," "should," "would," and "could" are generally forward-looking in nature and not historical facts. Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expected in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed in the section entitled "Risk Factors," beginning on page 9. We urge you to carefully consider these factors prior to making an investment in our common stock. However, it is not possible to foresee or identify all such factors. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Except for any ongoing obligations to disclose material information under federal or state securities laws, we do not undertake any obligation to update any forward-looking statement, or to disclose any facts, events or circumstances after the date of this prospectus that may affect the accuracy of any forward-looking statement. The safe harbor provisions of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, do not apply to the offering.

THE OFFERING

General

        We are offering for sale a minimum of 1,200,000 shares and a maximum of 1,500,000 shares of our common stock at a price of $10.00 per share, for an aggregate minimum price of $12,000,000 and an aggregate maximum price of $15,000,000. To participate in the offering, you must subscribe to purchase at least 250 shares. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts.

        Banking regulations applicable to us require prior regulatory approval of any person or group that is deemed to be in "control" of Sunbelt Bancshares. For regulatory purposes, a person or group who owns beneficially ten percent or more of our outstanding shares, determined under guidelines set forth by the Federal Reserve, is presumed to be in "control". Our board of directors has determined that it is in the best interests of Sunbelt Bancshares not initially to have a person or group that is deemed to be in "control". Accordingly, to the extent permitted by law, we intend to reject subscriptions, in whole or in part, from any person or group to the extent that we determine that the beneficial ownership of that person or group would be ten percent or more of the total outstanding beneficially owned shares, as determined in accordance with Federal Reserve guidelines, if we were to accept such subscriptions in their entirety. See "—Regulatory matters," beginning on page 18.

        In addition to any shares that you purchase in the offering, after Sunbelt Bank opens for business, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that Sunbelt Bank opens for business. See "Description of Capital Stock—Warrants," beginning on page 42.

        Finally, because our organizers are advancing to us the funds necessary to cover the expenses incurred in connection with the organization of Sunbelt Bancshares and Sunbelt Bank, or are providing limited guarantees with respect to amounts loaned to us for these purposes, we will also issue warrants to our organizers after Sunbelt Bank opens for business. The total number of warrants allocated to an organizer will be equal to one warrant for every $10.00 that the organizer has placed "at risk" as a result of direct cash advances to us or pursuant to the pre-opening line of credit extended to us and guaranteed by the organizer. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within 10 years of the date that Sunbelt Bank opens for business. See "Description of Capital Stock—Warrants," beginning on page 42.

Organizers' subscriptions

        Our organizers intend to purchase an aggregate of approximately 230,000 shares of common stock in the offering at a price of $10.00 per share. This represents approximately 19.17% of the minimum and 15.33% of the maximum number of shares to be sold. However, the organizers may acquire additional shares of common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level required to organize Sunbelt Bank. In addition, certain organizers may be required to reduce their subscriptions to comply with applicable bank regulatory guidelines. See "The Offering—Regulatory matters," beginning on page 18. All purchases made by our directors and organizers will be made for investment purposes and not with a view to distribution.

Offering period

        The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m., Arlington, Texas time on June 30, 2005, whichever occurs first. At our discretion, we may extend the offering to a subsequent date that we determine at the time of the extension, but in no event beyond December 31, 2005. We also reserve the right to end the offering at any time prior to June 30, 2005 after we have received subscriptions for at least 1,200,000 shares, if we determine that the total amount of subscriptions will provide adequate capitalization for Sunbelt Bancshares and Sunbelt Bank after payment of organizational and other pre-opening expenses. We will promptly notify subscribers of any extensions. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the "expiration date." We may, in our sole discretion, conduct multiple closings of the offering once the minimum offering amount is raised and we have received all required regulatory approvals to organize the Bank.

Acceptance of subscriptions

        We reserve the right to accept or reject any subscription, in whole or in part, on or before the expiration date at our sole discretion. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of our banking market. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 1,200,000 shares. We will notify all subscribers within 10 business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds.

Escrow

        We will promptly deposit all offering proceeds in an escrow account with our escrow agent. The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. The escrow agent will not investigate the desirability or advisability of an investment in our common stock and has not approved, endorsed or passed upon the merits of our common stock. Any interest earned on the subscription funds held in escrow will be retained by Sunbelt Bancshares to defray organizational expenses, except as provided in the following section.

Release from escrow

        Subscription proceeds will be released from escrow to us upon the occurrence of both of the following events:

  •
  We have accepted subscriptions and received subscription proceeds for an aggregate of at least 1,200,000 shares of common stock; and

  •
  We have provided the escrow agent with a certification to the effect that we have received all required regulatory approvals to open Sunbelt Bank.

        If we have not accepted subscriptions and received subscription proceeds for an aggregate of at least 1,200,000 shares of common stock by the expiration date or if we fail to receive all required approvals to open Sunbelt Bank, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds will be returned to the subscribers within five business days after the expiration date, with any interest earned thereon without deduction for expenses.

Plan of distribution

        We plan to market our shares by delivering a copy of the prospectus to potential investors. In addition, we intend to conduct informational meetings for prospective investors. All communications regarding the offering will be coordinated and authorized by Jerry Burnett, our designated officer for purposes of the offering. Mr. Burnett will also preside over informational meetings with potential investors. Our other organizers may also assist in the offering process by providing names of potential investors to Mr. Burnett, informing Mr. Burnett of inquiries they receive regarding the offering, responding to routine inquiries regarding the offering terms, participating in the informational meetings and engaging in follow-up communications with potential investors invited by such organizer to the informational meeting. These organizers will receive no commissions or other compensation in connection with these activities.

        None of our organizers who will participate in the offering is employed by or has, or has had within the last twelve months, a direct or indirect control relationship with a securities broker or dealer. Each performs substantial duties on our behalf that do not involve the offer or sale of securities, and none has participated in any sales of our securities for the past twelve months. Based on these factors, we are relying on the exemption from broker/dealer registration provided under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, for the participation of our organizers in this offering on the terms described in this prospectus. We also believe, based on these factors, that our organizers are not "underwriters" for purposes of federal securities laws. If they are determined to be such, however, we will indemnify them against any liabilities or expenses they may incur as a result of their selling efforts in the offering.

        The offering is not underwritten. We will offer and sell our common stock on a best-efforts basis through Jerry Burnett, our Chairman and Chief Executive Officer, and may also utilize other executive officers and organizers to offer and sell our common stock, subject to compliance with applicable federal and state securities laws. In addition, we may offer and sell our common stock through broker-dealers in certain states where our executive officers or organizers are not currently licensed under the applicable state securities laws to offer and sell our common stock. No person will receive any commissions or other compensation in connection with these activities, including for soliciting sales of our common stock in the offering. However, we will reimburse reasonable out-of-pocket expenses incurred by these persons in connection with the offering.

How to subscribe

        Each prospective investor who (together with the investor's affiliates) desires to purchase 250 or more shares should do the following:

  •
  Complete, date and sign the subscription agreement that accompanies this prospectus and deliver the completed subscription agreement, along with a check payable to "Sunbelt Bancshares, Inc. Escrow Account" in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed and deliver the check, as follows:

      BY HAND DELIVERY OR FIRST CLASS MAIL:
      Sunbelt Bancshares, Inc.
      Attn: Jerry Burnett
      1625 North Stemmons Freeway
      Dallas, Texas 75207

        When we receive your subscription agreement, it will become binding on you and irrevocable.

        If we are unable to sell at least 1,200,000 shares of common stock or fail to receive all required regulatory approvals on or before the expiration date, our escrow agent will promptly return all subscription funds to investors, with any interest earned thereon and without deduction for expenses. If you have any questions about the offering or how to subscribe, please call Jerry Burnett at Sunbelt Bancshares at (214) 217-3971. His email address is jburnett@sunbeltbank.net. You should retain a copy of the completed subscription agreement for your records.

Regulatory matters

        Banking regulations applicable to us require prior regulatory approval of any person or group that is deemed to be in "control" of us. For bank regulatory purposes, a person or group would be presumed to "control" us if that person or group owned beneficially ten percent or more of our outstanding shares, determined under guidelines set forth by the Federal Reserve. In determining beneficial ownership, the regulatory agencies will also include the beneficial ownership of members of the shareholder's "immediate family." Our board of directors has determined that it is in the best interests of Sunbelt Bancshares not initially to have a person or group that is presumed to be in "control" of Sunbelt Bancshares.

        Because organizers Todd, Jon, Jeff and Tim Seib are brothers, they are within the definition of "immediate family" under applicable banking regulations. Accordingly, the shares beneficially owned by each of them would be aggregated for the purpose of analyzing the "control" issue. Assuming that the Seib brothers received all organizer and initial shareholder warrants and stock options to which they were entitled, and subscribed for the number of shares set forth on the beneficial ownership table included in the section titled "Management—General" beginning on page 30, the aggregate beneficial ownership of the Seib brothers, calculated in accordance with Federal Reserve guidelines, would exceed ten percent of the total outstanding beneficially owned shares.

        Accordingly, the Seib brothers have agreed to renounce their rights to receive any initial shareholder warrants. In addition, they have agreed to "cap" the number of shares beneficially owned, in the aggregate by them. In so doing, they have agreed to purchase, in the aggregate, at least 50,000 shares of stock sold in the offering, and they may purchase up to 100,000 shares in the offering. The beneficial ownership table reflects the maximum proposed subscription amount for each of the Seib brothers. In the event that the Seib brothers purchase, in the aggregate, fewer than 100,000 shares, the amount of shares owned or controlled by the directors, executive officers and organizers as a group would be reduced. As necessary to implement the "cap" and based on the size of the offering, the Seib brothers intend to limit their beneficial ownership by limiting either the number of shares to be purchased (not less than 50,000 in the aggregate) or the number of organizer warrants to which they may be entitled.

DETERMINATION OF OFFERING PRICE

        The offering price of our common stock was determined arbitrarily by our organizers and does not bear any relationship to our assets, book value, net worth or other recognized criteria of value, but rather the organizers considered the amount of funds necessary to initially capitalize Sunbelt Bank based upon its proposed business plan, regulatory capital requirements and the amount of capital estimated as necessary to provide operating capital for Sunbelt Bancshares and Sunbelt Bank and to sustain any losses incurred by Sunbelt Bank during its initial years of operation. We did not retain an independent investment banking firm to assist us in establishing the offering price. The offering price does not necessarily reflect the fair market value of our common stock, and we cannot assure you that any shares that you purchase may be resold at or above the offering price.

        The exercise price of the warrants to be issued to our organizers in recognition of the financial risks undertaken by them in connection with the organizational and other pre-opening expenses to Sunbelt Bancshares was determined based on the price of the common stock offered by this prospectus. The exercise price of the warrants to be issued to our initial shareholders was determined arbitrarily by our organizers.

USE OF PROCEEDS

        We anticipate that the gross proceeds of our offering will be a minimum of $12,000,000 and a maximum of $15,000,000. The following tables summarize the anticipated use of the proceeds by Sunbelt Bancshares and Sunbelt Bank, respectively, based on the sale of the minimum and maximum number of shares being offered by this prospectus, as well as the midpoint of the offering. These figures are estimates based on information currently available. Accordingly, actual results may vary.

Sunbelt Bancshares

	Minimum offering		Midpoint offering		Maximum offering
Gross proceeds from offering	$12,000,000	100.0%	$13,500,000	100.0%	$15,000,000	100.0%
Organizational and pre-opening exp.	$(1,385,799)	11.5%	$(1,385,799)	10.3%	$(1,385,799)	9.2%
Investment in Bank stock	$(10,614,201)	88.5%	$(12,114,201)	89.7%	$(13,614,201)	90.8%

Remaining proceeds	$0	0.0%	$0	0.0%	$0	0.0%

        We will fund the organizational and other pre-opening expenses described in the table above from cash advances made by our organizers and from draws under a pre-opening line of credit extended to us by an independent financial institution. These amounts will be repaid from the proceeds of the offering unless we are unable to sell at least 1,200,000 shares of common stock or fail to receive all regulatory approvals required to organize Sunbelt Bank, in which case our organizers will bear the risk of loss with respect to the direct cash advances and may be pursued by the lending bank with respect to any funds advanced under the pre-opening line of credit.

        As shown, we expect to use approximately $10.6 million to capitalize Sunbelt Bank if we sell 1,200,000 shares, approximately $12.1 million if we sell 1,350,000 shares and approximately $13.6 million if we sell 1,500,000 shares. However, we reserve the right to retain a portion of the proceeds of the offering at Sunbelt Bancshares for general corporate purposes as long as we contribute no less than $10.6 million to Sunbelt Bank to fund its initial capitalization.

Sunbelt Bank

        The following table shows the anticipated use of the proceeds allocated to Sunbelt Bank. These proceeds will be in the form of a capital injection from Sunbelt Bancshares.

	Minimum offering		Midpoint offering		Maximum offering
Capital injection	$10,614,201	100.0%	$12,114,201	100.0%	$13,614,201	100.0%
Furniture, fixtures and equipment	$(585,400)	5.5%	$(585,400)	4.8%	$(585,400)	4.3%
Loans to customers, investments and other general purposes	$(10,014,600)	94.5%	$(11,514,600)	95.2%	$(13,014,600)	95.7%

Remaining proceeds	$0	0.0%	$0	0.0%	$0	0.0%

Line of credit

        We expect to obtain a working capital line of credit in the amount of approximately $1,050,000 from an independent financial institution to fund the remainder of our pre-opening expenses. Of this amount, we expect that $600,000 would be guaranteed by each of our organizers at 180% of that organizer's pro rata portion. The remaining $450,000 would be guaranteed by organizers Bruce Reichstein ($100,000), Jon Seib ($116,666), Jeff Seib ($116,666) and Tim Seib ($116,667). These guarantees would be triggered in the event that we are unable to repay the advances under the line of credit. We expect that any draws under the line of credit would bear interest at prime rate (5.25% as of January 11, 2005) and that interest on the line of credit would be paid monthly, with the principal amount due immediately prior to or at commencement of banking operations. We intend initially to draw on the line of credit to repay $200,000 in supplemental bridge advances made by organizer Todd Seib. Thereafter, we intend to draw on the line of credit as needed to cover additional organizational expenses incurred prior to opening the Bank.

        We intend to repay the draws made under the line of credit from the proceeds of the offering. However, because we have no material operations or assets, other than those amounts advanced or loaned to us to be expended during the organizational process, we do not expect to have the ability to repay the direct cash advances made by our organizers or under the pre-opening line of credit unless we complete the offering and Sunbelt Bank opens for business. In the event that Sunbelt Bank does not open or the offering is not completed, our organizers may be pursued by the lending bank with respect to any funds advanced under the pre-opening line of credit. We cannot assure you that we will be able to obtain a working capital line of credit or, if we are able to obtain the line of credit, that the line of credit will be on terms substantially similar to those described above.

Organizational expenses

        Since our incorporation on December 18, 2002, we have incurred and will continue to incur, until Sunbelt Bank opens for business, substantial organizational and other pre-opening expenses. The following table sets forth the organizational and other pre-opening expenses that we have incurred through September 30, 2004 and that we expect to incur through the anticipated opening date of Sunbelt Bank, which is expected to be during the second quarter of 2005:

Expenses	Incurred as of September 30, 2004	Budget
Regulatory application fees	$11,500	$11,500
Legal and professional fees	$100,634	$94,143
Consulting fees (proposed management)	$155,903	$188,160
Consulting fees—Bankmark & Financial Marketing Services	$57,750	$57,750
Consulting fees—Steiner & Associates	$88,244	$85,000
Consulting fees—RLR Management	$24,785	$25,000
Leasehold improvements and deposits	$0	$170,000
Equipment and core processing systems	$0	$56,960
Payroll expense	$46,001	$46,000
Miscellaneous expenses	$22,632	$25,814

Estimated organizational expenses	$507,649	$760,327

Offering expenses	$158,250	$625,472

Organizational and pre-opening expenses	$665,899	$1,385,799

CAPITALIZATION

        The following table shows our capitalization as of September 30, 2004 and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 1,200,000 shares and a maximum of 1,500,000 shares of common stock in the offering, as well as the midpoint offering. The offering is being made on a best-efforts basis through Jerry Burnett, our Chairman and Chief Executive Officer. We may also utilize our other executive officers and organizers to offer and sell our common stock subject to compliance with applicable federal and state securities laws. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants to be issued to our organizers and initial shareholders, respectively, or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see "Description of Capital Stock—Warrants," beginning on page 42 and "Management—Stock incentive plan," beginning on page 36.

		As of September 30, 2004
Shareholders' equity	Actual	Minimum As Adjusted	Midpoint As Adjusted	Maximum As Adjusted
Common stock, $0.01 par value, 10,000,000 shares authorized; 0, 1,200,000, 1,350,000 and 1,500,000 shares, respectively, issued and outstanding as adjusted	N/A	$12,000	$13,500	$15,000
Additional paid-in capital(1)	N/A	$11,362,528	$12,877,028	$14,375,528
Accumulated pre-opening deficit(2)(3)	$(507,649)	$(760,327)	$(760,327)	$(760,327)

Total shareholders' equity	$(507,649)	$10,614,201	$12,114,201	$13,614,201

Book value per share(4)	N/A	$8.85	$8.97	$9.08

Notes to Capitalization Table

(1)
The "As Adjusted" columns reflect the effect of $625,472 in expenses incurred in connection with the offering.

(2)
The accumulated pre-opening deficit in the "Actual" column reflects organizational expenses incurred through September 30, 2004, consisting primarily of legal and consulting fees.

(3)
The accumulated pre-opening deficit in the "As Adjusted" columns reflects the estimated organizational expenses of approximately $760,327. These expenses are more fully described in the section titled "Organizational expenses," beginning on page 19. Actual expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

(4)
After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $1.15 if we sell 1,200,000 shares, $1.03 if we sell 1,350,000 shares and $0.92 if we sell 1,500,000 shares, resulting from the recognition of organizational expenses and other pre-opening expenses, divided by the applicable number of shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND PLAN OF OPERATIONS

        Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. We were incorporated to serve as a holding company for Sunbelt Bank. From the date of inception, our main activities have been:

  •
  seeking, interviewing and selecting our organizers, directors and officers;

  •
  preparing our business plan;

  •
  securing a line of credit;

  •
  applying for a Texas state bank charter;

  •
  applying for FDIC deposit insurance;

  •
  preparing an application to become a bank holding company; and

  •
  raising equity capital through this offering.

        Since our incorporation on December 18, 2002, we have funded our operations through direct cash advances from our organizers. We expect to obtain a line of credit from an independent financial institution that would be used to fund any remaining organizational and other pre-opening expenses, and any advances under the line of credit would be guaranteed on a limited basis by our organizers. These guarantees would be triggered in the event that we are unable to repay the advances under the line of credit. We expect that any draws under the pre-opening line of credit would be repaid from the proceeds of the offering. However, because we have no material operations or assets, other than those amounts advanced or loaned to us to be expended during the organizational process, we do not expect to have the ability to repay the direct cash advances made by our organizers or under the pre-opening line of credit unless we complete the offering and Sunbelt Bank opens for business. Accordingly, in the event that Sunbelt Bank does not open or the offering is not completed, our organizers will bear the risk of loss with respect to the direct cash advances made by them and may be pursued by the lending bank with respect to any funds advanced under the pre-opening line of credit.

        We have engaged Bankmark & Financial Marketing Services to assist us during the organizational process, including providing us with guidance with respect to our capitalization strategy, public relations, event planning, director/senior management training, proposed shareholder database management and marketing consulting. Bankmark is also providing computer network systems for use during the organizational process as well as part time support staff. Our agreement with Bankmark will expire 120 calendar days from the date of the final prospectus unless we agree to extend the agreement. In consideration for the consulting services provided under the Bankmark agreement, we will pay Bankmark a total of $349,000. Of this amount, $57,750 is characterized as organizational expense while the remainder of the fee is attributable to the offering. If we extend the agreement, we will incur additional consulting fees of $35,000 per 30-day extension. We do not expect to extend the agreement for a period in excess of 60 days. Under the agreement, we are also responsible for certain expenses incurred in connection with the Bankmark agreement, such as payment for the use of computer network systems and part time support staff, printing costs, event costs and graphic program development. These expenses are expected to run, in the aggregate, approximately $300,000.

        To assist us in the preparation of our regulatory applications, we have engaged Steiner & Associates, a California-based consulting group. The firm has assisted us in the preparation of our regulatory applications, including preparing an economic assessment of the market area, working with our management team to develop a business plan and pro forma financial information for the applications, meeting with our organizers and proposed directors to discuss their respective roles and assisting them in completing their portions of the application, preparing materials for the pre-filing meetings with the regulatory agencies and preparing the complete Interagency Charter and Federal Deposit Insurance Application that was filed with the regulatory agencies. Following the filing of the applications, the firm has assisted us in providing responses to matters related to the applications raised by, and requests for additional information made by, the regulatory agencies. Under our agreement with Steiner & Associates, we have agreed to pay the firm a consulting fee of $85,000.

Plan of operations

        We intend to open the Bank in a temporary modular facility near the site of our future main office, which will also serve as the Bank's main office. The Bank will lease the temporary modular facility. We expect construction of our main office to be complete approximately twelve months after the Bank opens. Our proposed main office will be located at 7240 U. S. Highway 287, Arlington, Texas. The building will be a free-standing approximately 8,000 square foot, one story office building. The Bank will also operate from a branch office to be located at the intersection of Mayfield Road and U. S. Highway 360 in Arlington, Texas, which is approximately twelve miles from our main office. The branch office will occupy approximately 5,000 square feet in a one story free-standing office building. The Bank has entered into lease agreements with respect to each of its proposed banking locations. The aggregate commitments under the leases are set forth in the notes to the audited financial statements included in this prospectus. At this time, we do not intend to own any of the properties from which we conduct banking operations. We expect to use approximately $585,400 of the proceeds of the offering to purchase furniture, fixtures and equipment at the two permanent locations. Management believes that the temporary facilities will be adequate to meet our initial needs until the permanent facilities are available. We expect to hire up to seventeen full-time equivalent employees to staff our banking offices and do not expect that Sunbelt Bancshares will have any employees who are not also employees of the Bank.

        Sunbelt Bank will use the remainder of its capital for customer loans, investments and other general banking purposes. We believe that the minimum initial offering proceeds will enable the Bank to maintain a leverage capital ratio, which is a measure of core capital to average total assets, in excess of 8% for the first three years of operations as required by the FDIC. See "Supervision and Regulation—Sunbelt Bank," beginning on page 48. Accordingly, we do not anticipate raising additional capital during the 12-month period following the offering. However, we cannot assure you that we will not need to raise additional capital within the next three years or over the next 12-month period.

        We have not fully developed the products and services that Sunbelt Bank will initially offer its customers and anticipate engaging in additional product research and development during the 12-month period following the offering. For more information regarding the Bank's products and services, please see "Proposed Business—Business strategy" on page 29. For more information regarding our use of offering proceeds, please see "Use of Proceeds" beginning on page 21.

Financial results

        From incorporation, December 18, 2002, through September 30, 2004, our net loss amounted to $507,649. The estimated net loss for the period from incorporation through the anticipated opening date of Sunbelt Bank, which is expected to occur during the second quarter of 2005, is approximately $760,327, which is attributable to the organizational expenses described in the section titled "Use of Proceeds—Organizational expenses," beginning on page 19. In addition, we expect to incur registration or offering expenses in the amount of approximately $625,472. These expenses consist of filing fees with the Securities and Exchange Commission, blue sky fees, legal and accounting expenses associated with the offering, marketing expenses related to the offering and other expenses directly attributable to the stock offering. Consistent with generally accepted accounting principles, these expenses will be charged against paid-in capital if we raise at least the minimum subscription amount and open Sunbelt Bank, or will be expensed in the event that we do not.

Interest rate sensitivity and liquidity

        Since we have been in the organizational stage, there are no results of operations to present at this time. When Sunbelt Bank begins operations, net interest income, the Bank's expected primary source of earnings, will fluctuate with significant interest rate movements. Our profitability will depend substantially on Sunbelt Bank's net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease our net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While we intend to take measures to minimize the effect that changes in interest rates will have on our net interest income and profitability, these measures may not be effective. To lessen the impact of these fluctuations, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

        Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or "gap," is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Sunbelt Bank's overall interest rate risk. We will regularly evaluate the balance sheet's asset mix in terms of several variables: yield, credit quality, appropriate funding sources and liquidity.

        To effectively manage the balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary. As Sunbelt Bank continues to grow, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. The Bank's investment/asset and liability committee will meet regularly to develop a strategy for the upcoming period.

        Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. Sunbelt Bank can obtain these funds by converting assets to cash or by attracting new deposits. Its ability to maintain and increase deposits will serve as its primary source of liquidity.

        During the organizational stage, our primary sources of liquidity to meet current obligations have been direct cash advances from our organizers. We expect to obtain a working capital line of credit from an independent financial institution to cover any remaining organizational and other pre-opening expenses. As of September 30, 2004, we had cash on hand of approximately $11,558. We believe that our cash on hand and ability to access additional advances from our organizers will enable us to meet our expected obligations prior to our receipt of our working capital line of credit.

        Although we have not received a binding commitment with respect to a working capital line of credit, our organizers believe that the line of credit will be obtained on acceptable terms, based on informal discussions with several independent financial institutions. In the event that we obtain the line of credit as expected, we believe that our liquidity sources will be adequate to meet the obligations that we would expect to incur following the receipt of preliminary regulatory approval and prior to the time that the Bank opens for business.

        If we are unable to secure a line or other extensions of credit on terms acceptable to us, we may be unable to fund the obligations through the end of the organizational process, in which case we may be unable to complete the organizational process. If we are unable to complete the organizational process, our escrow agent would return any subscription funds held in escrow with interest earned thereon and without deduction for expenses.

        Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in our liquidity increasing or decreasing in any material way in the foreseeable future.

PROPOSED BUSINESS

Background

        Sunbelt Bancshares.    We incorporated Sunbelt Bancshares (formerly First Cornerstone Capital, Inc.) as a Texas corporation on December 18, 2002 to serve as a bank holding company for Sunbelt Bank. We expect to use at least $10.6 million to capitalize Sunbelt Bank if we sell 1,200,000 shares, and at least $13.6 million to capitalize the Bank if we sell 1,500,000 shares. Initially, we will have no material business operations other than owning and managing Sunbelt Bank.

        As part of our organizational activities, we intend to file an application with the Federal Reserve Bank of Dallas to become a bank holding company. We have chosen a holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist Sunbelt Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to the Bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, if we elect to be a financial holding company, we may engage in activities that are financial in nature or incidental or complementary to a financial activity, including merchant banking activities, in which Sunbelt Bank would be prohibited from engaging. Although we do not presently intend to engage in these financial activities, we would be able to do so with a proper notice to or filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities would be profitable. See "Supervision and Regulation—Sunbelt Bank, " beginning on page 48.

        Sunbelt Bank.    On June 30, 2004, we filed an application with the Texas Department of Banking to organize Sunbelt Bank as a Texas state bank and with the FDIC for federal deposit insurance. We have received the conditional approvals of each of these applications. In order to receive a license to begin business, we will be required to satisfy the conditions to these approvals, which include: (1) capitalizing Sunbelt Bank with at least $10.6 million, and (2) implementing appropriate banking policies and procedures. We expect to satisfy the conditions to the approvals and begin our banking operations during the second quarter of 2005.

Market opportunities

        Primary service area.    Sunbelt Bank's primary service area will be the southeast Arlington and southwest Arlington/Mansfield market areas. We intend to serve these markets from two locations. The main office will be located at 7240 U. S. Highway 287, Arlington, Texas, and we will have a full service branch office at 3000 South Watson Road, Arlington, Texas. We will operate from temporary facilities at each site until our permanent facilities have been completed. The organizers believe that the Bank will draw most of its customer deposits and conduct most of its lending transactions from and within its primary service area. Our primary service area represents a diverse market with a growing population and economy. According to data obtained from the United States Census and ESRI Business Information Systems, between 2000 and 2003, the population of the southeast Arlington area grew approximately 5.7%, and the population of the southwest Arlington/Mansfield area grew approximately 10%. This population growth has attracted many businesses to the area and led to growth in the local service economy, and, while they cannot be certain, we expect this trend to continue. We believe that the community will enthusiastically welcome and support a new locally owned and operated commercial bank.

        Local economy.    We believe that our proposed banking market represents a unique market with a diversified and growing customer base. We also believe that the primary service area presents an environment that will support Sunbelt Bank's formation and growth. As a community bank, the Bank will be designed to serve the needs of the residents and small- to medium-sized businesses within this growing economy.

        According to data compiled by the United States Census and ESRI Business Information Systems, personal and family income figures in our proposed primary service area have grown steadily over the same period. In 2003, median household income in the southeast Arlington market area was $53,000, and it is expected to grow to $62,000 by 2008. Likewise, median household income in 2003 in the southwest Arlington/Mansfield market area was $82,000, and it is expected to grow to $94,000 in 2008. Continued population growth has attracted many businesses to the area and has led to growth in the local service economy, and, while we cannot be certain, we expect these trends to continue.

        Competition.    The market for financial services is rapidly changing and intensely competitive and is likely to become more competitive as the number and types of market entrants increase. Sunbelt Bank will compete in both lending and attracting funds with other commercial banks, savings and loan associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based nonbank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than the Bank.

        According to information disclosed on the FDIC's website (www.fdic.gov), as of June 30, 2003, financial institutions operating in the zip codes included in the southeast Arlington area of our proposed banking market, where our main office will be located, held approximately $2.1 billion in total deposits, and financial institutions operating in the zip codes included in the southwest Arlington/Mansfield area of our proposed banking market, where our branch office will be located, held approximately $925 million in total deposits. Most of the deposits held in financial institutions in our primary banking market are attributable to branch offices of out-of-state banks and other community banks headquartered in other counties. We believe that banks headquartered outside of our primary service area often lack the consistency of local leadership necessary to provide efficient service to individuals and small- to medium-sized business customers. Through our local ownership and management, we believe we will be uniquely situated to efficiently provide these customers with loan, deposit and other financial products tailored to fit their specific needs. We believe that Sunbelt Bank can compete effectively with larger and more established banks through an active business development plan and by offering local access, competitive products and services and more responsive customer service.

        Deposit growth.    Deposits at financial institutions in the market have also grown over the past five years. According to FDIC statistics, between June of 2000 and June of 2003 deposits grew at a compound annual rate of approximately 2.6% in southeast Arlington and approximately 12.6% in the southwest Arlington/Mansfield area. While we cannot be certain, we expect this trend to continue as the population and income figures in the service area grow.

Business strategy

        Management philosophy.    Sunbelt Bank will be a full service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. The Bank will offer a sophisticated array of financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish Sunbelt Bank from its competitors. The Bank will endeavor to hire the most qualified and experienced people in the market who share its commitment to customer service. We believe that this is an opportunity for a locally owned and locally managed community bank to acquire a significant market share by offering an alternative to the less personal service offered by many larger banks. Accordingly, we will implement the following operating and growth strategies.

        Operating strategy.    In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop Sunbelt Bank's image as a local bank with a community focus, we will employ the following operating strategies:

  •
  Experienced senior management. The Bank's senior management possesses extensive experience in the banking industry, as well as substantial business and banking contacts in our primary service area. For example, our chief executive officer, Jerry Burnett, has approximately thirty-five years of banking experience, all of which has been in community banking in or near our primary market areas. Lonnie Goodman has more than twenty years of banking experience, including approximately nine years as President and Chief Executive Officer of Bank of the Southwest of Dallas, a $120 million asset community bank located in the Metroplex. Cindy Swindle has more than thirty years of banking experience, including more than twenty years as a cashier. Combined, Sunbelt Bank's proposed senior management team has more than 85 years of banking experience.

  •
  Quality employees. We will strive to hire highly trained and seasoned staff. We plan to train our staff to answer questions about all of our products and services so that the first employee the customer encounters can resolve any questions the customer may have.

  •
  Community-oriented board of directors. All of the Bank's proposed directors are either experienced bankers or have significant business and community ties to our primary service area. Many of our directors are lifelong residents of our primary service area, enabling them to be sensitive and responsive to the needs of the community. Additionally, the board of directors represents a wide variety of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to the Bank.

  •
  Highly visible site. Sunbelt Bank's main office will be highly visible and located in close proximity to major traffic arteries. The main office location will be located at 7240 U. S. Highway 287 in an area that will provide easy access to potential bank customers traveling in southeast Arlington. The Bank will also operate another full-service banking office at 3000 South Watson Road, located at the intersection of Mayfield Road and U. S. Highway 360, to serve the expanding southwest Arlington/Mansfield market. We believe that these sites will give the Bank a highly visible presence in a market that is dominated by branch offices of banks headquartered out of the area. We believe this will enhance the Bank's image as a strong competitor.

  •
  Distinct name. We intend to file for service marks for the Bank's name, "Sunbelt Bank." We believe that a distinctive name will enable the Bank to stand out from the pack and also will be memorable to its customer base.

  •
  Individual customer focus. Sunbelt Bank will focus on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As the employees, officers and directors become familiar with the Bank's customers on an individual basis, we will be able to respond to credit requests more quickly and be more flexible in approving complex loans based on collateral quality and personal knowledge of the customer.

  •
  Officer and director call program. We intend to implement an active officer and director call program to promote the Bank's philosophy. The purpose of this call program will be to visit prospective customers and to describe the Bank's products, services and philosophy.

  •
  Marketing and advertising. We plan to use a targeted marketing approach through local newspaper advertising, radio and direct-mail campaigns to develop Sunbelt Bank's image as a locally owned and operated bank with an emphasis on quality service and personal relationships.

        Growth strategies.    Since we believe that growth and expansion of Sunbelt Bank's operations will be significant factors in our success, we plan to implement the following growth strategies:

  •
  Capitalize on our community orientation. We plan to capitalize on Sunbelt Bank's position as an independent, locally owned community bank to attract individuals and small- to medium-sized business customers that may be underserved by larger banking institutions in our market area.

  •
  Emphasize local decision-making. We will emphasize local decision-making by experienced bankers. This will help Sunbelt Bank attract local businesses and service-minded customers.

  •
  Attract experienced lending officers. We will seek to hire experienced, well-trained lending officers capable of soliciting loan business immediately. By hiring experienced lending officers, the Bank will be able to grow much more rapidly than it would if it hired inexperienced lending officers.

  •
  Offer fee-generating products and services. Sunbelt Bank's range of services, pricing strategies, interest rates paid and charged and hours of operation will be structured to attract the Bank's target customers and increase its market share. The Bank will strive to offer the small business person, professional, entrepreneur and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

Lending services

        Lending policy.    We will offer a full range of lending products, including commercial loans to small- to medium-sized businesses and professional concerns and consumer loans to individuals. We will compete for these loans with competitors who are well established in our primary market area and have greater resources and lending limits. As a result, we may initially have to offer more flexible pricing and terms to attract borrowers.

        Sunbelt Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or the Bank's loan committee will determine whether to approve the loan request. The Bank will not make any loans to any of its directors or executive officers unless its board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

        Lending limits.    Sunbelt Bank's lending activities will be subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower's relationship to the Bank. In general, however, the Bank will be able to loan any one borrower a maximum amount equal to either:

  •
  25% of the Bank's capital and certified surplus; or

  •
  40% of its capital and surplus if the amount that exceeds 25% is secured by readily marketable collateral, as determined by reliable and continuously available price quotations.

These legal limits will increase or decrease as the Bank's capital increases or decreases as a result of its earnings or losses, among other reasons.

        Credit risks.    The principal economic risk associated with each category of loans that Sunbelt Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees. The well-established financial institutions in our primary service area are likely to make proportionately more loans to medium- to large-sized businesses than the Bank will make. Many of Sunbelt Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

        Real estate loans.    Sunbelt Bank will make commercial real estate loans, construction and development loans, small business loans and residential real estate loans. These loans include commercial loans where the Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan.

  •
  Construction and development loans. We will make construction and development loans on a pre-sold basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly or monthly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed industry standards. Speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

  •
  Commercial real estate. Commercial real estate loan terms generally will be limited to three years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 12 months. The Bank will generally charge an origination fee for its services. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on multi-family and tenant-occupied properties where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service equals 130% of the debt service requirement. In addition, the Bank generally will require personal guarantees from the principal owners of the property supported by a review by the Bank's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. The Bank will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis.

  •
  Residential real estate. Sunbelt Bank's residential real estate loans will consist of residential second mortgage loans, residential construction loans and traditional mortgage lending for one-to-four family residences. The Bank will offer primarily adjustable rate mortgages, and we expect that any long-term fixed rate mortgages will be underwritten for resale to the secondary market. All loans will be made in accordance with the Bank's appraisal policy with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 80%, unless the borrower has private mortgage insurance. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

        Commercial loans.    We expect that loans for commercial purposes in various lines of businesses will be one of the components of the Bank's loan portfolio. The target commercial loan market will be retail establishments and small- to medium-sized businesses. The terms of these loans will vary by purpose and by type of underlying collateral, if any. The commercial loans will primarily be underwritten on the basis of the borrower's ability to service the loan from income. The Bank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness.

        Consumer loans.    Sunbelt Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, second mortgages, home equity loans and home equity lines of credit. The amortization of second mortgages will generally not exceed 15 years and the rates will generally not be fixed for over 12 months. Repayment of consumer loans depends upon the borrower's financial stability and is more likely to be adversely affected by divorce, job loss, illness and personal hardships than repayment of other loans. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks and finance companies in its market.

        Composition of portfolio.    The following table sets forth management's estimate of the percentage composition of Sunbelt Bank's loan portfolio during its first three years of business.

Percentage
Commercial Real Estate	20%
Construction—Commercial	5%
Construction—Residential	20%
Commercial Loans	35%
Residential Real Estate	15%
Consumer Loans	5%

Total	100%

Investments

        In addition to loans, Sunbelt Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The asset-liability management committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to the Bank's policy as set by its board of directors.

Asset and liability management

        The asset-liability management committee will oversee Sunbelt Bank's assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that the Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit services

        Sunbelt Bank will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts, NOW accounts, a variety of certificates of deposit and individual retirement accounts. The Bank intends initially to leverage its initial shareholder base, which is expected to be comprised primarily of residents of its primary service area, into a source of core deposits. In addition, the Bank will employ an aggressive marketing plan in its primary service area and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, the Bank's primary service area. Sunbelt Bank plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

Other banking services

        Other anticipated banking services include cashier's checks, travelers' checks, direct deposit of payroll and Social Security checks, night depository, bank-by-mail, automated teller machine cards and debit cards. Sunbelt Bank plans to become associated with one or more nationwide networks of automated teller machines that our customers will be able to use throughout Texas and other regions. We also plan to offer merchant card services through a correspondent as an agent for Sunbelt Bank. We also may offer expanded financial services, such as insurance, financial planning, investment and trust services; in each case, if offered, the Bank would expect initially to do so through strategic partners. The Bank does not plan initially to exercise trust powers and may do so in the future only with the prior approval of the Texas Department of Banking.

Employees

        The success of Sunbelt Bank will depend, in part, on its ability to attract, retain and motivate highly qualified management and other personnel, for whom competition is intense. When the Bank begins operations, we expect that it will have 17 full-time equivalent employees. When the Bank moves into its permanent facility, we expect that the Bank will have 22 full-time equivalent employees. We do not expect that Sunbelt Bancshares will have any employees who are not also employees of Sunbelt Bank.

MANAGEMENT

General

        Our bylaws provide that the board of directors shall consist of not less than one nor more than twenty-five persons, the exact number to be determined from time to time by the board. At incorporation, Jerry Burnett served as the sole director of Sunbelt Bancshares. Since that time, the board has been increased to twelve persons and the persons included in the table set forth on page 5 have been appointed as directors of Sunbelt Bancshares to fill the vacancies created by the increase in directorships. The current slate of directors will hold office until the first annual meeting of our shareholders and until their respective successors are chosen and qualify. Thereafter, directors will be elected each year at our annual meeting. Our executive officers are elected by our board of directors and hold office at the board's discretion.

        The proposed bylaws of Sunbelt Bank provide that the board of directors of Sunbelt Bank will consist of not less than five nor more than twenty-five persons, the exact number to be determined from time to time by the board. At this time, we expect that the initial board of directors of the Bank will consist of twelve persons. Each of the directors of Sunbelt Bancshares is also a proposed director of Sunbelt Bank. Upon the approval of the Texas Department of Banking, each of the proposed Bank directors will serve until the first annual meeting of the shareholders of the Bank. Thereafter, the directors of the Bank will be elected annually by Sunbelt Bancshares, as sole shareholder of the Bank. The executive officers of the Bank are elected by the board of directors of the Bank and hold office at the board's discretion.

        The table below sets forth the following information for each of our organizers, directors and executive officers:

  •
  his or her age as of September 30, 2004;

  •
  the positions he or she holds with Sunbelt Bancshares and will hold with Sunbelt Bank;

  •
  the number of shares of common stock he or she intends to purchase in the offering and to beneficially own following the offering; and

  •
  the percentage that the number of shares he or she intends to beneficially own bears to the minimum and maximum number of shares to be sold in the offering.

        The number of shares indicated in the table as beneficially owned and the percentage ownership information are based on "beneficial ownership" concepts as defined by the Securities and Exchange Commission. In general, beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. In addition, the table reflects organizer warrants and initial shareholder warrants, which will be exercisable upon issuance, which is expected to occur after the offering has been completed. The table also reflects the portion of the employee stock option grants that are exercisable within 60 days following the date that Sunbelt Bank opens for business. The address of our organizers, directors and executive officers is the same as the address for Sunbelt Bancshares.

Name (Age)	Number of shares subscribed for		Number of shares beneficially owned		Percentage of minimum offering		Percentage of maximum offering
Jerry Burnett (62)	0		6,750	(1)	*		*
Lonnie Goodman (54)	0		0		*		*
Cindy Swindle (50)	0		0		*		*
Todd Seib (27)	25,000	(9)	58,000	(2)(5)(4)(8)(10)	4.70	%(10)	3.78	%(10)
Don Dawson (50)	10,000		21,750	(2)(5)	1.79%		1.44%
Dan Griffin (64)	10,000		21,750	(2)(5)	1.79%		1.44%
Craig White (47)	3,000		13,350	(2)(5)	1.10%		*
Joseph Whitney (56)	6,000		16,950	(2)(5)	1.40%		1.12%
Janice Smith (50)	25,000		39,750	(2)(5)	3.27%		2.62%
Ruth Armstrong (50)	7,500		18,750	(2)(5)	1.55%		1.24%
David Stroud (41)	6,000		16,950	(2)(5)	1.40%		1.12%
James Swafford (68)	0		0		*		*
Paul DeCleva, Jr. (50)	7,500		18,750	(2)(5)	1.55%		1.24%
Linda Love (55)	10,000		21,750	(2)(5)	1.79%		1.44%
Bruce Reichstein (40)	25,000		49,750	(2)(6)	4.06%		3.26%
Barbara Rothgeb (56)	20,000		33,750	(2)(5)	2.78%		2.23%
Jon Seib (29)	25,000	(9)	46,416	(2)(7)(8)(10)	3.80	%(10)	3.05	%(10)
Tim Seib (35)	25,000	(9)	46,416	(2)(7)(8)(10)	3.80	%(10)	3.05	%(10)
Jeff Seib (30)	25,000	(9)	46,416	(2)(7)(8)(10)	3.80	%(10)	3.05	%(10)

All organizers, directors and executive officers, as a group (19 persons)	230,000		477,248	(1)(2)(3)(4)(5)(6)(7)	32.98%		27.31%

Notes to beneficial ownership table

*
Represents less than 1.0% of the total outstanding shares of common stock

(1)
Assumes organizer warrants to acquire 6,750 shares of common stock as a result of a limited guarantee of advances under the pre-opening line of credit in the amount of $67,500.

(2)
Includes shareholder warrants to acquire one share for every five shares purchased in the offering.

(3)
Includes options to purchase 10,000 shares of common stock that are exercisable when the Bank opens for business.

(4)
Includes organizer warrants to acquire 23,000 shares of common stock as a result of direct cash advances of $230,000. No additional organizer warrants are being issued in connection with Mr. Seib's limited guarantee of $67,500 because the proceeds of the line of credit will be used to repay the supplemental cash advance of $200,000 made by Mr. Seib. See "Related Party Tranasctions, " beginning on page 41.

(5)
Includes organizer warrants to acquire 9,750 shares of common stock per organizer as a result of direct cash advances of $30,000 per organizer and limited guarantees of advances under the pre-opening line of credit in the amount of $67,500 per organizer.

(6)
Includes organizer warrants to acquire 19,750 shares of common stock as a result of direct cash advances of $30,000 and limited guarantees of advances under the pre-opening line of credit in the amount of $167,500.

(7)
Includes organizer warrants to acquire 21,416 shares of common stock as a result of direct cash advances of $30,000 per organizer and limited guarantees of advances under the pre-opening line of credit in the amount of approximately $184,166 per organizer.

(8)
Does not include any initial shareholder warrants to which such person may be entitled as a result of his initial stock purchase because the right to receive such initial shareholder warrants has been renounced. See "The Offering—Regulatory matters."

(9)
The number of shares to be purchased by each of the Seibs may be reduced to not less than 50,000 shares in the aggregate in order to ensure that the beneficial ownership of the Seib family, as calculated under applicable bank regulatory guidelines, is less than 10%. See "The Offering—Regulatory matters."

(10)
Notwithstanding the percentages noted, the Seib brothers intend to "cap" their beneficial ownership at less than 10% of the total outstanding beneficially owned shares as determined in accordance with Federal Reserve guidelines. See "The Offering—Regulatory matters."

Background of organizers, directors and executive officers

        The following is a biographical summary of each of our organizers, directors and executive officers:

        Ruth Armstrong, Organizer and Director.    Ms. Armstrong is the manager and part owner of a home inspection business in Duncanville, Texas. Ms. Armstrong is a native Texan and a graduate of Texas A&M University, where she earned a Masters of Computer Science degree (magna cum laude). Ms. Armstrong resides in Duncanville, Texas, less than 15 miles from the proposed offices of the Bank and has lived in the Metroplex for her entire married life.

        Jerry Burnett, Organizer, Chairman and Chief Executive Officer.    Mr. Burnett is a life-long Texas native and has lived in the Metroplex for more than thirty-five years, during which time he has been associated with several local community banks, most recently as President and Chief Lending Officer of MainBank, N.A. in 2003. Mr. Burnett is a graduate of West Texas State University where he earned a bachelor's degree in business management. During his banking career, which has spanned more than thirty-five years, he has served as President of MainBank, N.A., Allied Bank Oak Cliff, First Continental Bank and Addison State Bank. He also served as Executive Vice President and Chief Lending Officer of Bank of the Southwest of Dallas, a $120 million asset community bank based in the Metroplex, prior to its acquisition by Prosperity Bank. Mr. Burnett has also been actively involved in numerous local community service organizations. He currently serves as Chairman of the Board of Trustees of Methodist Charlton Medical Center and on the Board of Trustees of Methodist Medical System of Dallas. He has served as past chairman of the Dallas Chapter of the American Institute of Banking, the Texas Chapter of the American Institute of Banking, the Oak Cliff Chamber of Commerce, the Addison, Texas Businessmen's Association, the Oak Cliff Chapter of the American Cancer Society and the Chamber of Commerce for Addison, Carrollton and Coppell, Texas. He has also served at the appointment of the Dallas City Council as a member of the Fund Solicitation Board and the Urban Rehabilitation Board and at the appointment of the Mayor of the City of Dallas to the Committee on Law Enforcement of the Greater Dallas Crime Commission. As a director and the proposed Chairman and Chief Executive Officer of Sunbelt Bank, Mr. Burnett brings a wealth of management experience in community banking and a strong history of service to the communities to be served by the Bank.

        Paul DeCleva, Jr., Organizer and Director.    Mr. DeCleva has been actively engaged in the oil and gas business for the past 22 years and is President of Corda Corporation, an independent oil and gas exploration company, with offices in Dallas and Wichita Falls, Texas. He is also a member of the Texas Alliance of Energy Producers, the State Bar of Texas, past President of the Dallas Producers Club, a member of the Dallas Petroleum Club and the Fort Worth Club. Mr. DeCleva is a lifelong resident of the Metroplex, having grown up in Fort Worth and has resided in Dallas since 1961. He is a graduate of Culver Military Academy; the University of Texas at Austin, where he earned a Bachelor of Arts degree (magna cum laude) in 1975; and Southern Methodist University School of Law, where he earned a Jurisdoctorate in 1978. Before becoming engaged in the oil and gas business, Mr. DeCleva was actively employed as a judicial clerk for the Honorable Charles H. Storey at the Dallas Court of Appeals and as an associate for the law firm of Gardere and Wynne.

        Don Dawson, Organizer and Director.    Mr. Dawson is a local small businessman with operations in the Arlington/Mansfield area. He is a long-time resident of the Metroplex and a graduate of the University of Texas, where he earned a Bachelor of Business Administration degree. Mr. Dawson also holds a Certified Public Accountant designation from the Texas State Board.

        Lonnie Goodman, Director and President.    Mr. Goodman is a life-long Texas native and has lived in the Metroplex for more than thirty years, during which time he has been associated with several local community banks, most recently serving for approximately nine years as President and Chief Executive Officer of Bank of the Southwest of Dallas, a $120 million asset community bank based in the Metroplex, prior to its acquisition by Prosperity Bank in 2003. Before becoming President and Chief Executive Officer, Mr. Goodman served for two years as Chief Lending Officer of Bank of the Southwest of Dallas. During his banking career, he has also held officer positions at Guaranty Bank, Swiss Avenue State Bank and NCNB Texas National Bank. Mr. Goodman is a graduate of Dallas Baptist College where he earned a bachelor's degree in business administration. Mr. Goodman has also been actively involved in numerous local community service organizations. He is a Life Member of the Oak Cliff Chamber of Commerce, where he has also served as a board member. He is a past president and director of the Jefferson Area Association and has also served on the boards of directors of the Oak Cliff Lions Club, the American Cancer Society (Southwest Dallas) and the Oak Cliff YMCA. He also assisted in the development of the Kessler Classic 10K Race, which supports the Methodist Hospital of Dallas.

        Dan Griffin, Organizer and Director.    Dr. Griffin is a minister at a local church based in the Arlington, Texas area. He is a graduate of Oklahoma Baptist University, where he received a Master of Arts degree, and of Southern Baptist Seminary in Louisville, Kentucky, where he received master's and doctorate level degrees. Dr. Griffin has resided in Texas for more than ten years and has served as pastor at two other churches in the Metroplex during that time.

        Linda Love, Organizer.    Ms. Love is actively engaged as a music teacher and involved in the management of family investment assets. She is life-long Texas resident and a graduate of Wake Forest University.

        Bruce Reichstein, Organizer and Director.    Mr. Reichstein is President of Texcorp Mortgage Bankers, Inc., a mortgage banking company that he acquired in 1992, that engages in originating and selling loans secured primarily by first mortgages on one-to-four family residential properties through retail offices operated by independent contractors in Houston, Texas and Colorado Springs, Colorado. In addition to originating loans through retail offices, the company expanded on its retail VA loan origination platform by focusing on its direct mortgage business and launched VALoans.com as well as FHALoan.com and FHA.com. Mr. Reichstein also serves as an advisory director at Preferred Bank, a $150+ million asset community bank based in Houston, Texas. Mr. Reichstein is a life-long Texas native and graduate of the University of Texas, where he earned a Bachelors of Business Administration degree. He also holds a Texas Real Estate Broker's License and has been a licensed Veterans Administration Automatic Underwriter since 2002. In addition, he is an approved Veterans Administration Staff Appraisal Reviewer.

        Barbara Rothgeb, Organizer.    Ms. Rothgeb is a licensed insurance adjuster formerly with Geico Auto Insurance Company in Dallas, Texas. In addition, she has been actively engaged as a travel agent with Brazil Nuts Tours, providing retail and wholesale travel agency services. Ms. Rothgeb is a graduate of the University of Connecticut where she earned a Bachelor of Science degree. She is an active member of several local charities and has lived in the Dallas area for approximately five years.

        Jeff Seib, Organizer.    Jeff Seib is actively engaged in the automobile industry through his business as a broker of late model automobiles. Mr Seib has developed an expertise for online brokered transactions and is rated by eBay as one of the top volume 250 sellers internationally. Before starting his brokering business, he held various management and ownership positions in the food and beverage and commercial cleaning industries. Mr. Seib is a graduate of North Texas University in Denton, Texas where he earned a Bachelor of Science degree. Mr. Seib is a life-long Dallas area native. Jeff Seib is the brother of organizers Todd Seib, Jon Seib and Tim Seib.

        Jon Seib, Organizer.    Jon Seib is a manager of an Alzheimer patient care facility with offices in the Metroplex, including Mansfield, Texas, and other locations throughout the State of Texas. Mr. Seib is a life-long resident of the Dallas area and received his Bachelor of Arts degree from the University of North Texas. He also holds several professional Alzheimer's certifications. Jon Seib is the brother of organizers Todd Seib, Jeff Seib and Tim Seib.

        Tim Seib, Organizer.    Tim Seib is President and Chief Executive Officer of Avalon Residential Care Homes, Inc., a Texas nonprofit class B Alzheimer certified facility that he joined in 1996. He also serves as managing partner of Texas Christian Healthcare, a staffing company for Avalon Residential Care Homes. Mr. Seib is a graduate of Lutheran High School of Dallas and attended the University of Mississippi. He has also earned an Assisted Living Administrator's License from Southwest Texas State University and a Food Manager's Certification from Richard Junior College. He also holds a current Real Estate License from the Texas Real Estate Commission. Mr. Seib is a life-long Dallas area native. Tim Seib is the brother of organizers Todd Seib, Jon Seib and Jeff Seib.

        Todd Seib, Organizer and Vice Chairman.    Todd Seib is a mortgage loan producer for a Texas-based mortgage company, where he has been actively employed since his graduation from Saint Edwards University with a Bachelor of Business Administration degree. During his career as a mortgage producer and broker, he has developed substantial expertise in residential loan underwriting and secondary market resale of residential loans and servicing. Mr. Seib has substantial experience in secondary market transactions involving the Federal National Mortgage Association (FANNIE MAE) and the Federal Home Loan Mortgage Corporation (FREDDIE MAC) as well as private market participants. Mr. Seib is a life-long Dallas area resident. Todd Seib is the brother of organizers Jeff Seib, Jon Seib and Tim Seib.

        Janice Smith, Organizer and Director.    Ms. Smith owns and administers a physical therapy clinic in Plano, Texas. She is a graduate of Drury College where she earned a Bachelor of Science in Nursing and of the University of Missouri, where she earned a Master of Education degree. Ms. Smith also earned a Jurisdoctorate degree from Oklahoma City University and has been certified to practice law in the states of Oklahoma and Texas. Ms. Smith is a life-long Texas resident.

        David Stroud, Organizer and Director.    Mr. Stroud is Vice President of MDS Stroud Enterprises, Inc., which operates three "Curves For Women" fitness centers in Mansfield and south Arlington, Texas. He has also recently acquired Housewarmers of Mansfield and South Arlington, a small local advertising company. Mr. Stroud is a graduate of Midwestern State University, where he earned a Bachelor of Business Administration degree in accounting. Mr. Stroud is actively involved in numerous local community organizations, including the Mansfield Area and Arlington Chambers of Commerce, the Chamber of Commerce Ambassadors in Mansfield, Kiwanis Club, the American Cancer Society and the Texas Special Olympics. Mr. Stroud was recently nominated for the Volunteer of the Year Award given by the Mansfield Area Chamber of Commerce. Mr. Stroud is also a veteran of the United States Marine Corps where he served as an officer in active duty and the reserves.

        Jim Swafford, Director.    Mr. Swafford is retired from the business of banking. Prior to his retirement, he was actively engaged in banking for more than twenty years, most recently serving as Banking Center President for NationsBank of Texas, N.A. in Grand Prairie, Texas until 1996. Prior to becoming a banker, Mr. Swafford spent nineteen years with Texas Energy Service Companies, culminating in his promotion to manager of the Fort Worth division of its residential sales program and to development representative of its Economic Development Department. He is a graduate of Arlington High School and Arlington State College, where he earned an Associate of Science degree in Industrial Electrical Engineering. He is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University. Mr. Swafford served nine years on the Grand Prairie Independent School District and is currently a member of the Grand Prairie City Council. He has resided in Texas for 63 years and in Grand Prairie since 1975.

        Cindy Swindle, Chief Financial Officer.    Ms. Swindle is a life-long Dallas native with more than thirty years of banking experience, all of which have been with Bank of the Southwest of Dallas and its successor, Prosperity Bank. While at Bank of the Southwest of Dallas, she served as Cashier for approximately twenty years, as Executive Vice President and as a director, until the bank was acquired by Prosperity Bank in 2003, at which time she became Senior Vice President—Dallas Retail Operations of Prosperity Bank. She continued to serve in this capacity until October 2004 when she left Prosperity Bank to join Sunbelt Bancshares.

        Craig White, Organizer.    Pastor White is a founding pastor and director of Fellowship of the Metroplex, which was organized in 1996 in the southwest Arlington community within a quarter of a mile of the Bank's proposed head office and has more than 1,000 members. He is a graduate of Midwestern State University, where he earned a Bachelors of Business Administration degree. In addition, he has pursued graduate studies at Purdue University Management Institute and Southwestern Baptist Theological Seminary.

        Joseph Whitney, Organizer and Director.    Mr. Whitney is the owner of a local construction company based in the Metroplex, having been in business for over fifteen years. He holds several building certifications and licenses in the State of Texas. In addition, Mr. Whitney is the owner of a community newspaper in the Oak Cliff area of Dallas and is a veteran of the United States Marines. He has served on numerous community boards and other organizations, including the City of Dallas Urban Rehabilitation Board and the Dallas Convention and Visitors Bureau. He has been named the Outstanding Young Man of the Year by the Jaycees of America and Business Person of the Year by the Oak Cliff Chamber of Commerce.

Board committees

        The boards of directors of Sunbelt Bancshares and Sunbelt Bank have established or will establish audit and executive committees comprised of members of the board of directors. The members of these committees will be the same for Sunbelt Bank as they are for Sunbelt Bancshares. Sunbelt Bank will also establish a loan and credit policy committee, a human resources committee, a technology committee and an investment/asset-liability management committee. These committees are described below.

        Audit committee.    The audit committee will recommend the appointment of an independent auditor on an annual basis, approve any special assignments to the independent auditor, review the planned scope of the annual audit, review the independent auditor's report and management's response, review any changes in accounting principles and the effectiveness and efficiency of the internal audit function, review all reports from regulatory authorities and management's responses and report to the full board of directors on the foregoing matters.

        The Sarbanes-Oxley Act of 2002 has resulted in the imposition of a number of mandates that may be applicable to the composition of our audit committee. Each of these mandates is discussed below:

  •
  Audit Committee Member Independence. Each member of an audit committee of a company listed on a national securities exchange must be a director and must be otherwise independent.

  •
  Responsibilities Relating to Registered Public Accounting Firms. The audit committee must be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged to prepare or issue an audit report or to perform other audit, review or attest services for us, and each firm must report directly to the audit committee.

  •
  Procedures for Handling Complaints. The audit committee must establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of these types of concerns.

  •
  Authority to Engage Advisors. The audit committee must have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.

  •
  Funding. We must provide appropriate funding to the audit committee for payment of accounting and other advisors.

        In addition, as a result of the Sarbanes-Oxley Act, we will be required to disclose in our annual reports filed with the Securities and Exchange Commission:

  •
  Whether we have at least one "audit committee financial expert" serving on our audit committee and the name of that expert;

  •
  Whether the audit committee financial expert is "independent"; and

  •
  If we have no audit committee financial expert serving on our audit committee, we must state that fact and explain why.

        It is expected that the initial members of the audit committee will be Joseph Whitney, Todd Seib, Don Dawson, James Swafford and Bruce Reichstein. In accordance with the Sarbanes-Oxley Act, none of the proposed members of the audit committee are executive officers or 10% shareholders of Sunbelt Bancshares. None of the proposed members of the audit committee would satisfy the definition of "audit committee financial expert" although all of the proposed members will satisfy the standards for independence established by the NASDAQ Stock Market, Inc.

        Although our board has determined that no member of the audit committee satisfies the definition of "audit committee financial expert," the board of directors believes the members of the audit committee are fully qualified to monitor the performance of management, the public disclosures of our financial condition and performance, our internal accounting operations and our independent auditors. The board's belief is based upon the members' experience in owning or operating small businesses, including financial services businesses, where business acumen and financial statement analysis play an integral role. To support the committee's ability to fulfill its fiduciary duties, the audit committee also has the ability, on its own, to retain independent accountants or other consultants whenever it deems appropriate.

        While it might be possible to recruit a person who meets the qualifications of an "audit committee financial expert," our board of directors has determined that in order to fulfill all of the functions of a board member and an audit committee member, each member of the board and the audit committee should meet all of the criteria that the board has deemed appropriate for board membership of a locally-owned community banking institution, and the board of directors does not intend to nominate a person who does not have all of the experience, attributes and qualifications that we seek.

        Executive committee.    The executive committee will meet as needed and, with certain exceptions, will have the same powers as the board of directors in the management of the business affairs of Sunbelt Bancshares and Sunbelt Bank between meetings of their respective boards. The board of directors will, from time to time, charge the executive committee with specific responsibilities and tasks as it deems appropriate. The committee is not intended to act in place of the full board, but rather in a support role. The committee will make recommendations to the board of directors regarding matters important to the overall management and strategic operation of Sunbelt Bancshares and Sunbelt Bank. It is expected that the initial members of the executive committee will be Jerry Burnett, Todd Seib, Joseph Whitney, Dan Griffin, David Stroud, James Swafford and Bruce Reichstein.

        Loan and credit policy committee.    This committee will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

  •
  establishing the loan approval system;

  •
  approving all loans in excess of a predetermined amount;

  •
  reviewing all past-due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;

  •
  engaging, as appropriate, and reviewing the findings of, outsourced credit review consultants;

  •
  reviewing and responding to credit issues identified by way of regulatory examinations and outsourced credit review consultants;

  •
  establishing measurements for adequacy of the loan loss reserve; and

  •
  reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

It is expected that the initial members of the loan committee will be Jerry Burnett, Lonnie Goodman, Todd Seib, Joseph Whitney, Don Dawson, James Swafford and Bruce Reichstein.

        Human resources committee.    This committee will establish and monitor all recruitment, hiring and employment practices and policies to ensure that the Bank's human resources are deployed in the most effective fashion. The committee will also oversee adherence to ethical and morale building practices and regulatory compliance issues. The committee will participate in the establishment of specific operating goals for management and review progress toward achieving those goals and for conducting regular performance reviews of the chief executive officer and will review his formal evaluations of those officers reporting to him. The committee will also review all employee career development plans and will monitor overall staffing levels. It is expected that the initial members of the human resources committee will be Jerry Burnett, Lonnie Goodman, Janice Smith and Dan Griffin. Although Ms. Swindle is not a member of our board of directors, she will serve on the Human Resources Committee as a non-voting member.

        Investment/asset-liability committee.    The principal responsibilities of this committee include:

  •
  providing guidance to the board of directors on balancing the yields and maturities of loans and investments to the yields and maturities of deposits; and

  •
  working with the board of directors to plan annual budgets and to develop three- to five-year strategic plans.

        The investment/asset-liability committee will also be responsible for the overall investment strategy and asset-liability policy of Sunbelt Bank. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing and portfolio investment decisions. It is expected that the initial members of the investment/asset-liability committee will be Jerry Burnett, Lonnie Goodman, Paul DeCleva, Todd Seib, David Stroud and Bruce Reichstein.

        Technology committee.    The technology committee will be responsible for reviewing, in conjunction with management, all operating systems, including, but not limited to, electronic, telephone, electrical and other inter-related sources, the failure of which may disrupt or otherwise cause interruptions in the service delivery system of Sunbelt Bank and compromise Sunbelt Bank's security. This committee will see that detailed written plans, policies and procedures are in place to address such contingencies. In addition, this committee will hold management responsible for the verification of the ability and reputation of all vendors involved in all electronic capture and transfer of depositor's funds. It is expected that the initial members of the technology committee will be Jerry Burnett, Lonnie Goodman, Todd Seib, Ruth Armstrong, Janice Smith and Don Dawson. Although Ms. Swindle is not a member of our board of directors, she will serve on the Technology Committee as a non-voting member.

        Organizers Advisory Committee.    The Bank also intends to establish an advisory committee called the "Organizers Advisory Committee" to assist management and the board of directors of the Bank in implementing the Bank's strategic vision and purpose in the marketplace. The Organizers Advisory Committee will meet from time to time at the discretion of the board of directors of the Bank to advise the board on relations between the Bank and the communities that it serves and to help the Bank to delineate programs, activities and resources that will generate bank deposits and loans in those markets. We expect that the committee will provide the Bank with valuable marketing and business development assistance. Members of the committee will be elected from time to time by the Bank's board of directors and will serve at the pleasure of the board without compensation, and actions of the committee will be advisory in nature and not binding on the Bank. We expect that the committee will be comprised of a combination of Bank organizers who are not serving as directors and community leaders from our primary market areas and would initially include the following organizers: Linda Love, Barbara Rothgeb, Jon Seib, Tim Seib, Jeff Seib and Craig White.

Director compensation

        The Bank expects to pay director fees of $200 per board meeting. In addition, directors of the Bank are also expected to receive compensation of $100 per committee meeting. At this time, we do not expect the directors of Sunbelt Bancshares to receive any direct remuneration for serving as holding company directors. However, directors of Sunbelt Bancshares may receive compensation for serving as directors or officers of the Bank. We may compensate our directors in the future, but have no current plans to do so at this time.

Organizer warrants

        Our organizers are advancing to us the necessary funds to cover the expenses incurred in connection with the organization of Sunbelt Bancshares and Sunbelt Bank, or will be providing limited guarantees with respect to amounts loaned to us for these purposes. The organizational and other pre-opening expenses are expected to total approximately $1.4 million and are described more fully in the section titled "Use of Proceeds—Organizational expenses," beginning on page 19. The expected terms of the pre-opening line of credit and the limited guarantees to be provided by our organizers are described more fully in the section titled "Use of Proceeds—Line of credit," beginning on page 19. In the event that Sunbelt Bank does not open, our organizers will bear the risk of loss with respect to those direct cash advances and may be pursued by the lending bank with respect to any funds advanced under the pre-opening line of credit.

        In recognition of the financial risks undertaken by our organizers, after Sunbelt Bank opens for business, each organizer will receive warrants to purchase shares of our common stock. The total number of warrants allocated to an organizer will be equal to one warrant for every $10.00 that the organizer has placed "at risk" as a result of direct cash advances to us or pursuant to the pre-opening line of credit. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that Sunbelt Bank opens for business. Although we expect organizational and pre-opening expenses to total approximately $1.4 million, our organizers expect to place "at risk" approximately $2.2 million as a result of organizer guarantees exceeding their respective pro rata portions of advances made under the pre-opening line of credit. Assuming approximately $2.2 million of "at risk" dollars, we expect to issue, in the aggregate, a total of approximately 220,000 warrants to our organizers. If the organizational and pre-opening expenses are higher than expected, the aggregate number of organizer warrants may increase. We cannot assure you that our organizational expenses will not exceed $1.4 million although we do not presently expect them to do so. In the event the offering is not completed or the Bank does not open for business, we are not obligated, and do not intend, to issue the organizer warrants.

Executive compensation

        General.    Other than our Vice Chairman, Todd Seib, who will be engaged in an active ongoing management role, we do not expect the officers or employees of Sunbelt Bancshares to receive any direct remuneration for serving as officers or employees of Sunbelt Bancshares after Sunbelt Bank opens for business. However, at this time, we have entered into a consulting agreement with Mr. Burnett, providing for the payment of $90,000 annually, in connection with his activities in organizing Sunbelt Bancshares and Sunbelt Bank. In addition, the consulting agreement provides for deferred compensation of $2,917 per month to be accrued for the benefit of Mr. Burnett. However, the deferred compensation will be paid only in the event that Sunbelt Bank opens for business by June 30, 2005, at which time the consulting agreement will terminate. Although we do not expect our officers (other than Mr. Seib) to receive any direct remuneration for serving as officers of Sunbelt Bancshares after Sunbelt Bank opens for business, certain of these persons will receive compensation for serving as officers of Sunbelt Bank. We may compensate our officers in the future, but have no current plans to do so at this time.

        Mr. Burnett is providing independent advisory and consulting services for Sunbelt Bancshares in connection with its organizational activities and those of its proposed banking subsidiary, Sunbelt Bank. These services have included assistance in preparing regulatory applications and obtaining regulatory approvals; directing site development activities, personnel matters and capital raising activities; negotiating contractual arrangements; and performing other tasks necessary or appropriate in connection with the organization of a de novo state bank, at such times and in such a manner as reasonably requested by Sunbelt Bancshares.

        It is expected that prior to commencement of banking operations, Sunbelt Bank will engage the services of three senior executive officers: a chief executive officer, a president/chief lending officer and a chief financial officer. In addition, Sunbelt Bank expects to engage the services of several additional lending officers. Mr. Burnett will be Chairman and Chief Executive Officer and will enter into an employment agreement with Sunbelt Bank (described below) providing, among other things, for an initial annual salary of $125,000 and an annual bonus at the discretion of the board of directors of Sunbelt Bank. Mr. Goodman will be President and Chief Lending Officer and will enter into an employment agreement with Sunbelt Bank (described below) providing, among other things, for an initial annual salary of $85,000 and an annual bonus at the discretion of the board of directors of Sunbelt Bank. Ms. Swindle will be Executive Vice President and Chief Financial Officer and will enter into an employment agreement with Sunbelt Bank (described below) providing, among other things, for an initial annual salary of $75,000 and an annual bonus at the discretion of the board of directors of Sunbelt Bank. Sunbelt Bank estimates that compensation payable to its executive officers during its first 12 months of operations will total $285,000. The Bank does not currently intend to enter into employment agreements with any of its employees other than Jerry Burnett, Lonnie Goodman and Cindy Swindle; all of Sunbelt Bank's other employees will be employees-at-will serving at the pleasure of the board of directors.

  Employment agreements.

        Jerry Burnett.    We intend to enter into an employment agreement with Jerry Burnett regarding his employment as Chairman and Chief Executive Officer of Sunbelt Bancshares and Sunbelt Bank. The agreement will commence when the Bank opens for business, continue in effect for three years (with certain exceptions) and automatically renew thereafter for successive one-year terms unless the Bank provides notice that it will not seek to renew the agreement.

        Under the terms of the agreement, Mr. Burnett will receive a base salary of $125,000 per year. Following the first year of the agreement, the base salary will be reviewed by the board of directors of the Bank and may be increased as a result of that review and to provide reasonable costs of living adjustments. Mr. Burnett will be eligible to participate in any executive incentive bonus plan and all other benefit programs adopted by Sunbelt Bank. Mr. Burnett will also receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and an automobile. In addition, Mr. Burnett will receive a salary continuation plan that would be expected to be funded by bank-owned life insurance. During his employment, Sunbelt Bancshares will also provide Mr. Burnett with term life insurance coverage in an amount not less than $250,000 and having a term not less than ten years.

        Mr. Burnett's employment agreement also provides that Sunbelt Bancshares will grant him options to acquire shares of common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options, the exact number of options to be equal to 5% of the total number of shares sold in the offering. It is expected that these options will be incentive stock options and would vest ratably over a period of five years beginning on the first anniversary of the date that Sunbelt Bank opens for business.

        In the event of a "change in control," Mr. Burnett may terminate the employment agreement. If he terminates the agreement, he will be entitled to receive a cash lump-sum payment equal to 299% of his "base amount" as defined in section 280G of the Internal Revenue Code and, in general, means the executive's annualized compensation over the prior five-year period. If Mr. Burnett's employment is terminated prior to a change in control for any other reason other than "good cause," we will be obligated to pay as severance, the remainder of Mr. Burnett's base salary over the remaining term of the agreement; however, in no event, will the severance payment be less than one year's base salary.

        The agreement also generally provides noncompetition and nonsolicitation provisions that would apply for a period of one year following the termination of Mr. Burnett's employment. The noncompetition provision would be limited in scope to the portions of Dallas, Tarrant, Ellis and Johnson counties located south of Interstate Highway 30.

        Lonnie Goodman.    We also intend to enter into an employment agreement with Lonnie Goodman regarding his employment as the Bank's President and Chief Lending Officer. The agreement will commence when the Bank opens for business, continue in effect for three years (with certain exceptions) and automatically renew thereafter for successive one-year terms unless the Bank provides notice that it will not seek to renew the agreement.

        Under the terms of the agreement, Mr. Goodman will receive a base salary of $85,000 per year. Following the first year of the agreement, the base salary will be reviewed by the board of directors of the Bank and may be increased as a result of that review and to provide reasonable costs of living adjustments. Mr. Goodman will be eligible to participate in any executive incentive bonus plan and all other benefit programs adopted by Sunbelt Bank. Mr. Goodman will also receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and an automobile. In addition, Mr. Goodman will receive a salary continuation plan that would be expected to be funded by bank-owned life insurance. During his employment, Sunbelt

Bancshares will also provide Mr. Goodman with term life insurance coverage in an amount not less than $250,000 and having a term not less than ten years.

        Mr. Goodman's employment agreement also provides that Sunbelt Bancshares will grant him options to acquire shares of common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options, the exact number of options to be equal to 3.75% of the total number of shares sold in the offering. It is expected that these options will be incentive stock options and would vest ratably over a period of five years beginning on the first anniversary of the date that Sunbelt Bank opens for business.

        In the event of a "change in control," Mr. Goodman may terminate the employment agreement. If he terminates the agreement, he will be entitled to receive a cash lump-sum payment equal to 299% of his "base amount" as defined in section 280G of the Internal Revenue Code and, in general, means the executive's annualized compensation over the prior five-year period. If Mr. Goodman's employment is terminated prior to a change in control for any other reason other than "good cause," we will be obligated to pay as severance, the remainder of Mr. Goodman's base salary over the remaining term of the agreement; however, in no event, will the severance payment be less than one year's base salary.

        The agreement also generally provides noncompetition and nonsolicitation provisions that would apply for a period of one year following the termination of Mr. Goodman's employment. The noncompetition provision would be limited in scope to the portions of Dallas, Tarrant, Ellis and Johnson counties located south of Interstate Highway 30.

        Cindy Swindle.    We also intend to enter into an employment agreement with Cindy Swindle regarding her employment as the Bank's Executive Vice President and Chief Financial Officer. It is expected that the terms of the agreement would be substantially similar to Mr. Burnett's employment agreement, except that Ms. Swindle would be expected to provide for an initial annual salary of $75,000 and an option grant equal to 2.50% of the total number of shares sold in the offering.

        Todd Seib.    We intend to enter into an employment agreement with Todd Seib regarding his activities as Vice Chairman of Sunbelt Bancshares. Mr. Seib will be actively involved in coordinating, facilitating, directing and overseeing the development and implementation of a marketing program designed to target our shareholders for banking products and services offered by Sunbelt Bank. The agreement will commence on the date that Sunbelt Bank opens for business and will continue in effect for five years. Under the terms of the agreement, in full compensation for the services to be rendered, Mr. Seib will receive a grant of 40,000 shares of common stock having an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant (with certain exceptions). It is expected that the options will be incentive stock options, 10,000 of which would vest when the Bank opens for business and 30,000 of which would vest ratably over a five-year period beginning on the first anniversary of the date that the Bank opens for business. In the event that Mr. Seib's employment agreement is terminated for any reason other than an "employer determined termination," Mr. Seib's options will vest immediately. If Mr. Seib's employment agreement is terminated as a result of an "employer determined termination," any unvested options will terminate.

Stock incentive plan

        General.    We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, executive officers and other individuals employed by us. The purpose of the plan is to encourage employees and others providing services to Sunbelt Bancshares or any subsidiary, to increase their efforts to make it more successful, to provide an additional inducement for such individuals by providing the opportunity to acquire shares of common stock on favorable terms and to provide a means through which we may attract, encourage and maintain qualified employees.

        The plan will have a term of 10 years. The board of directors will reserve a number of shares equal to 18% of the total number of shares sold in the offering for issuance under our stock incentive plan. It is intended that certain options granted under the plan will qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, and other options granted thereunder will be non-qualified stock options. Incentive stock options are eligible for favored tax treatment, while non-qualified stock options do not qualify for such favored tax treatment. In order for Sunbelt Bancshares to issue incentive stock options under the plan, the plan must be approved by our shareholders. We expect to ask our shareholders to consider the plan at the first annual shareholders' meeting.

        Jerry Burnett, Todd Seib, Lonnie Goodman and Cindy Swindle will be issued stock options under the plan in connection with their respective employment agreements or arrangements. See "Management—Executive compensation—Employment agreements," above. It is expected that all of these options will be incentive stock options. The remainder of the options under the stock incentive plan would be available for issuance to current and prospective executive officers and employees of Sunbelt Bancshares or Sunbelt Bank in the discretion of our board of directors.

        Administration.    The plan will be administered initially by the full board of directors, although the administration may, in the future, be delegated to a committee of the full board. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan. The plan will permit the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee will determine, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. Each option will be subject to a separate stock option agreement which will reflect the terms of the option.

        Option terms.    The plan will provide for the issuance of incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. A holder of a stock option may not transfer the option during his or her lifetime.

        The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value if the participant owns more than 10% of our outstanding common stock. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option.

        The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value will be determined based upon any reasonable measure of fair market value. The committee may permit the option holder to pay the exercise price in cash or, upon conditions established by the committee, by delivery of shares of our common stock that had been owned by the participant for at least six months prior to the date of exercise.

        The term of an option will be specified in the applicable stock option agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of our outstanding common stock will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable stock option agreement, if a participant's employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, up to one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be treated as non-qualified stock options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

        Termination of options.    The terms of a particular option agreement may provide that the options will terminate, among other reasons, upon the holder's termination of employment or other status with us, upon a specified date, upon the holder's death or disability or upon the occurrence of a change in control of Sunbelt Bank or us. A stock option agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable stock option agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above. The stock incentive plan will provide that Sunbelt Bank's primary federal regulator may require holders of stock options to exercise or forfeit such options if the Bank's capital falls below minimum requirements.

        Recapitalizations and reorganizations.    The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares and the exercise price subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable stock option agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.

        Amendment and termination of the plan.    The board of directors has the authority to amend or terminate the plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities or other laws. The board's action may not adversely affect the rights of a holder of a stock option without the holder's consent.

        Federal income tax consequences.    The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

  •
  Incentive stock options. A participant will not be taxed upon the grant or exercise of all or any portion of an incentive stock option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and we will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and we will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

  •
  Non-qualified stock options. A participant will not be taxed upon the grant of a non-qualified stock option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified stock option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and we will then be entitled to a corresponding deduction. Depending upon the time period for which shares of common stock are held after exercise of a non-qualified stock option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified stock option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified stock option was exercised.

RELATED PARTY TRANSACTIONS

        We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

  •
  In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Sunbelt Bank;

  •
  In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

  •
  In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

        In addition to the transactions in the ordinary course of our business, we have entered into the following transactions with the directors and organizers indicated:

  •
  Organizational expenses. Our operations to date have been funded through advances made by each of our organizers. We expect to obtain a line of credit to cover remaining pre-opening expenses. The line of credit would be guaranteed on a limited basis by our organizers. We intend to repay the direct cash advances from our organizers and the advances under the line of credit from the proceeds of this offering. In the event that the Bank opens for business, we also intend to issue warrants to our organizers for the amounts placed "at risk" as a result of the direct cash advances or pursuant to the pre-opening line of credit.

  •
  Bank premises. Willow Creek Land Development, LLC and 710-14 North Watson, LLC, which are owned and controlled by persons related to Todd Seib, Tim Seib, Jeff Seib and Jon Seib, own the real estate on which the two banking offices will be located. Prior to entering into any lease arrangements with respect to such properties, our board of directors—in the absence of the Seibs—considered the terms and conditions of the lease arrangement. In connection therewith, we obtained an independent appraisal and hired independent counsel to represent us in connection with the arm's-length negotiations. Our board of directors—without the participation of the Seibs—approved the lease arrangements according to their respective terms.

  •
  Organizational offices. Todd Seib, Tim Seib, Jon Seib and their mother own the real estate on which our organizational offices are located. Prior to entering into any lease arrangements with respect to such properties, our board of directors—in the absence of the Seibs—authorized Jerry Burnett to negotiate the terms and conditions of, and enter into, a lease regarding our organizational offices. In connection therewith, Mr. Burnett has obtained lease comparables and we expect to enter into a month-to-month arrangement when the offices have been finished.

  •
  Organizer lending. In addition to direct cash advances in the amount of $30,000 made by each of our organizers in connection with the organization of Sunbelt Bancshares and the Bank, Todd Seib—an organizer—has made supplemental bridge advances to us. These advances are being utilized to fund organizational expenses in excess of amounts otherwise advanced by our organizers, prior to the receipt of a pre-opening line of credit. In consideration for the supplemental extensions of credit, which have totaled $100,000 as of September 30, 2004, and $200,000 as of the date of this prospectus, Mr. Seib will receive "at risk" warrants equal to one warrant for every $10.00 advanced to us. The terms of the additional organizer warrants will be the same as the warrants granted to all of the organizers in connection with their direct cash advances and limited guarantees of the pre-opening line of credit. Our board of directors—without the participation of the Seibs—approved the lending arrangement. Because we intend to repay the supplemental cash advances after we obtain the pre-opening line of credit, Mr. Seib will not receive additional warrants for amounts guaranteed by him under the pre-opening line of credit unless, and only to the extent that, his guarantee exceeds the $200,000 supplemental advance that repaid with the proceeds of the line of credit.

  •
  Consulting agreements. We have entered into a consulting agreement with Jerry Burnett, who is actively involved in directing the organizational and pre-opening activities of Sunbelt Bancshares and Sunbelt Bank. Mr. Burnett is an organizer of Sunbelt Bancshares and the Bank. This agreement provides for the payment to Mr. Burnett of $90,000 annually, for consulting and advisory services rendered in connection with the organization of Sunbelt Bancshares and Sunbelt Bank. In addition, the consulting agreement provides for deferred compensation of $2,917 per month to be accrued for the benefit of Mr. Burnett. The agreement is discussed more fully in the section titled "Management—Executive compensation—General," beginning on page 36.

DESCRIPTION OF CAPITAL STOCK

        The following discussion summarizes some of the important rights of our shareholders. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding our common stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the Texas Business Corporation Act and our articles of incorporation and bylaws.

General

        Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of common stock, $.01 par value, of which at least 1,200,000 shares will be issued in this offering. A maximum of 270,000 shares will be reserved for issuance under our stock incentive plan, the exact number of which will be equal to 18% of the total number of shares issued in the offering. Similarly, a number of shares equal to the number of organizer and shareholder warrants will be reserved for issuance upon the exercise of warrants to be granted to our organizers and shareholders after Sunbelt Bank opens for business. We expect to issue one warrant for each $10.00 that the organizer has placed "at risk" as a result of direct cash advances to us or pursuant to the pre-opening line of credit. We will also issue to each initial shareholder warrants to purchase one share of common stock for every five shares that he or she purchases in the offering.

        All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any preemptive right to acquire any authorized but unissued shares of our capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.

Authorized but unissued shares

        The authorized but unissued shares of our common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of our corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management and possibly deprive the shareholders of opportunities to sell their shares of common stock for prices higher than prevailing market prices.

Warrants

        Our organizers are advancing to us the necessary funds to cover the expenses incurred in connection with the organization of Sunbelt Bancshares and Sunbelt Bank, or will be providing limited guarantees with respect to amounts loaned to us for these purposes. These guarantees would be triggered in the event that we are unable to repay the advances under the line of credit. The organizational and other pre-opening expenses are expected to total approximately $1.4 million and are described more fully in the section titled "Use of Proceeds—Organizational expenses, " beginning on page 19. Because we have no material operations or assets, other than those amounts advanced or loaned to us to be expended during the organizational process, we do not expect to have the ability to repay the direct cash advances made by our organizers or under the pre-opening line of credit unless we complete the offering and Sunbelt Bank opens for business. In the event that Sunbelt Bank does not open or the offering is not completed, our organizers will bear the risk of loss with respect to the direct cash advances made by them and may be pursued by the lending bank with respect to any funds advanced under the pre-opening line of credit.

        In recognition of the financial risks undertaken by the organizers, each organizer will receive warrants to purchase shares of our common stock. The total number of warrants allocated to an organizer will be equal to one warrant for every $10.00 that the organizer has placed "at risk" as a result of direct cash advances to us or pursuant to the pre-opening line of credit. These warrants would be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within 10 years of the date that Sunbelt Bank opens for business. Although we expect organizational and pre-opening expenses to total approximately $1.4 million, our organizers expect to place "at risk" approximately $2.2 million because our organizers are being required to provide guarantees exceeding their respective pro rata portions of advances made under the pre-opening line of credit. Assuming approximately $2.2 million of "at risk" dollars, we expect to issue, in the aggregate, a total of approximately 220,000 warrants to our organizers. In the event the offering is not completed or the Bank does not open for business, we are not obligated, and do not intend, to issue the organizer warrants.

        In addition to the organizer warrants, each of our initial shareholders will receive warrants in recognition of the additional financial risk of investing in Sunbelt Bancshares from inception. Each initial shareholder will receive warrants to purchase one share of common stock for every five shares that he or she purchases in the offering. For example, if an investor purchases 6,000 shares of our common stock in this offering, he would receive warrants to purchase an additional 1,200 shares of our common stock. The initial shareholder warrants will vest on the date that Sunbelt Bank opens for business and will expire three years later. Initial shareholder warrants will be exercisable at a price of $12.50 per share.

        Organizer and initial shareholder warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants because they will be able to purchase shares of our common stock at a price that is less than the then current market value. If Sunbelt Bank's capital falls below the minimum level required by the Texas Department of Banking, we may be directed to require the holders to exercise or forfeit their warrants.

Dividends

        Because, as a holding company, we will initially conduct no material activities other than holding the common stock of Sunbelt Bank, our ability to pay dividends will depend on the receipt of dividends from the Bank. Initially, we expect that the Bank will retain all of its earnings to support its operations and to expand its business. Additionally, Sunbelt Bancshares and Sunbelt Bank are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need to retain and build capital, neither Sunbelt Bancshares nor the Bank plans to pay dividends until we become profitable and recover any losses incurred during our initial operations. The payment of future dividends and the dividend policies of Sunbelt Bancshares and the Bank will depend on our earnings, capital requirements and financial condition, as well as other factors that our boards of directors consider relevant. See "Supervision and Regulation" beginning on page 45 for additional discussion of legal and regulatory restrictions on the payment of dividends.

Selected provisions of our articles of incorporation and bylaws

        Protective provisions.    Certain provisions of our articles of incorporation and bylaws highlighted below may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management. These provisions include:

  •
  the availability of authorized but unissued shares for issuance from time to time at the discretion of our board of directors;

  •
  bylaw provisions enabling our board of directors to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies created as a result of the increase by a majority vote of the directors present at the meeting; and

  •
  bylaw provisions establishing an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors.

        Although our bylaws do not give our board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

        Indemnification.    Our articles of incorporation provide generally that we shall indemnify and hold harmless each of our directors and executive officers and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. For example, we will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from

  •
  an administrative proceeding in which civil money penalties are imposed by an appropriate regulatory agency; or

  •
  other matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his or her duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

In addition, to the extent that indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of Sunbelt Bancshares, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        Limitation of liability.    Our articles of incorporation limit the personal liability of our directors and officers in actions brought on our behalf or on behalf of our shareholders for monetary damages as a result of a director's or officer's acts or omissions while acting in a capacity as a director or officer, with certain exceptions. Consistent with the Texas Business Corporation Act, our articles of incorporation do not limit the personal liability of our directors and officers in connection with

  •
  a breach of a director's duty of loyalty to the corporation or its shareholders;

  •
  an act or omission not in good faith that constitutes a breach of the duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

  •
  a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

  •
  an act or omission for which the liability of a director is expressly provided for by statute.

        Our articles of incorporation also contain a provision that, in the event that Texas law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the corporation will be eliminated or limited to the fullest extent permitted by law. Our articles of incorporation do not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

Shareholder action upon written consent

        Our articles of incorporation provide that any action required or permitted by law to be taken at a meeting of our shareholders may be taken without a meeting, without prior notice, and without a vote, if a written consent setting forth the action taken is signed by the holders of shares representing not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

Shares eligible for future sale

        Upon completion of the offering, we will have between 1,200,000 and 1,500,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except that "affiliates" of Sunbelt Bancshares must comply with the resale limitations of Rule 144 under the Securities Act. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with, Sunbelt Bancshares. Affiliates of a company generally include its directors, executive officers and principal shareholders.

        In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

  •
  1% of the outstanding shares of common stock; or

  •
  the average weekly trading volume during the four calendar weeks preceding his or her sale.

        Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about Sunbelt Bancshares. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning ninety days after their status as an affiliate ends.

        Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

SUPERVISION AND REGULATION

        Banking is a complex, highly regulated industry. Consequently, the growth and earnings performance of Sunbelt Bancshares and Sunbelt Bank can be affected, not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Federal Reserve, the FDIC, the Texas Department of Banking, the Internal Revenue Service and state taxing authorities. The effect of these statutes, regulations and policies and any changes to any of them can be significant and cannot be predicted.

        The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress has created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the banking industry. The system of supervision and regulation applicable to Sunbelt Bancshares and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the Bank's depositors and the public, rather than the shareholders and creditors. The following is an attempt to summarize some of the relevant laws, rules and regulations governing banks and bank holding companies, but does not purport to be a complete summary of all applicable laws, rules and regulations governing banks and bank holding companies. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

Sunbelt Bancshares

        General.    Upon our acquisition of all of the capital stock of Sunbelt Bank following receipt of Federal Reserve approval, we will be a bank holding company registered with, and subject to regulation by, the Federal Reserve under the "Bank Holding Company Act of 1956." The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

        In accordance with Federal Reserve policy, we are expected to act as a source of financial strength to the Bank and commit resources to support the Bank. This support may be required under circumstances when we might not be inclined to do so absent this Federal Reserve policy. As discussed below, we could be required to guarantee the capital plan of the Bank if it becomes undercapitalized for purposes of banking regulations.

        Certain acquisitions.    The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring more than five percent of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.

        Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below. As a result of the Patriot Act, which is discussed below, the Federal Reserve is also required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions.

        Under the Bank Holding Company Act, if adequately capitalized and adequately managed, any bank holding company located in Texas may purchase a bank located outside of Texas. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Texas may purchase a bank located inside Texas. In each case, however, restrictions currently exist on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits.

        Change in bank control.    Subject to various exceptions, the Bank Holding Company Act and the "Change in Bank Control Act of 1978," together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. With respect to Sunbelt Bancshares, control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities.

        Permitted activities.    Generally, bank holding companies are prohibited under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

        Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

  •
  factoring accounts receivable;

  •
  making, acquiring, brokering or servicing loans and usual related activities;

  •
  leasing personal or real property;

  •
  operating a non-bank depository institution, such as a savings association;

  •
  trust company functions;

  •
  financial and investment advisory activities;

  •
  conducting discount securities brokerage activities;

  •
  underwriting and dealing in government obligations and money market instruments;

  •
  providing specified management consulting and counseling activities;

  •
  performing selected data processing services and support services;

  •
  acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

  •
  performing selected insurance underwriting activities.

        Despite prior approval, the Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

  •
  lending, exchanging, transferring, investing for others, or safeguarding money or securities;

  •
  insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

  •
  providing financial, investment or advisory services;

  •
  issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

  •
  underwriting, dealing in or making a market in securities;

  •
  other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

  •
  foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

  •
  merchant banking through securities or insurance affiliates; and

  •
  insurance company portfolio investments.

        To qualify to become a financial holding company, the Bank and any other depository institution subsidiary that we may own at the time must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, we must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days' written notice prior to engaging in a permitted financial activity. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. The Federal Reserve serves as the primary "umbrella" regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. We currently have no plans to make a financial holding company election.

        Sound banking practice.    Bank holding companies are not permitted to engage in unsound banking practices. For example, the Federal Reserve's Regulation Y requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank's soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so.

        The "Financial Institutions Reform, Recovery and Enforcement Act of 1989" (FIRREA) expanded the Federal Reserve's authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. FIRREA increased the amount of civil money penalties which the Federal Reserve can assess for activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

        Anti-tying restrictions.    Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

        Dividends.    Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of distributions to shareholders unless its available net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition. In addition, we are subject to certain restrictions on the making of distributions as a result of the requirement that the Bank maintain an adequate level of capital as described below. As a Texas corporation, we are restricted under the "Texas Business Corporation Act of 1957" from paying dividends under certain conditions. Please see the section titled "Description of Capital Stock—Dividends," beginning on page 43, for further information regarding the laws and regulations affecting our ability to pay dividends.

Sunbelt Bank

        On June 30, 2004, we filed an application with the Texas Department of Banking to organize a new Texas state bank having its main office in Arlington, Texas and with the FDIC for federal deposit insurance. We have received conditional approvals of each of these applications. The conditions include, among others, that we capitalize Sunbelt Bank with at least $10.6 million within one year following preliminary approval, complete a satisfactory pre-opening examination and open the Bank within 18 months following regulatory approval.

        Upon the approval of the Texas Department of Banking and FDIC to organize as a Texas state bank, the Bank will be subject, among other things, to the supervision, examination and reporting requirements of the Texas Department of Banking and the FDIC, as insurer of certain deposits. The Texas Department of Banking and the FDIC will regularly examine the Bank's operations and will have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The Texas Department of Banking and the FDIC will also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. The Bank will also be subject to numerous state and federal statutes and regulations that affect its business, activities and operations. The Bank's deposits will be insured by the FDIC to the maximum extent provided by law.

        Branching.    Under current Texas law, Texas state banks are permitted to establish branch offices throughout Texas with prior regulatory approval. In addition, with prior regulatory approval, banks are permitted to acquire branches of existing banks located in Texas. Finally, Texas state banks generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. Texas law, with limited exceptions, currently permits branching across state lines through interstate mergers. Under the Federal Deposit Insurance Act, states may "opt-in" and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Texas law currently permits de novo branching into the state of Texas on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch in Texas only if its home state has also elected to permit de novo branching into that state.

        Prompt corrective action.    The "Federal Deposit Insurance Corporation Improvement Act of 1991" (FDICIA) established a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized"), and all institutions are assigned to one such category. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is "critically undercapitalized." The federal banking agencies have specified by regulation the relevant capital level for each category. An institution that is categorized as "undercapitalized," "significantly undercapitalized," or "critically undercapitalized" is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company's obligation to fund a capital restoration plan is limited to the lesser of 5% of an "undercapitalized" subsidiary's assets at the time it became "undercapitalized" or the amount required to meet regulatory capital requirements. An "undercapitalized" institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

        Deposit insurance assessments.    Banks must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

        Expanded financial activities.    Similar to bank holding companies, the "Gramm-Leach-Bliley Financial Services Modernization Act of 1999" expanded the types of activities in which a bank may engage. Generally, a bank may engage in activities that are financial in nature through a "financial subsidiary" if the bank and each of its depository institution affiliates are "well capitalized," "well managed" and have at least a "satisfactory" rating under the Community Reinvestment Act. However, applicable law and regulation provide that the amount of investment in these activities generally is limited to 45% of the total assets of Sunbelt Bank, and these investments are deducted when determining compliance with capital adequacy guidelines. Further, the transactions between the bank and this type of subsidiary are subject to a number of limitations.

        Expanded financial activities of Texas state banks generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. Sunbelt Bank currently has no plans to conduct any activities through financial subsidiaries.

        Community Reinvestment Act.    The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Texas Department of Banking, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low- and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the Bank. Because our aggregate assets will be less than $250 million when the Bank opens for business, under the Gramm-Leach-Bliley Act, we are subject to a Community Reinvestment Act examination only once every 60 months if we receive an outstanding rating, once every 48 months if we receive a satisfactory rating and as needed if our rating is less than satisfactory. Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements.

        Other regulations.    Interest and other charges collected or contracted for by the Bank will be subject to state usury laws and federal laws concerning interest rates. The Bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

  •
  the federal "Truth-In-Lending Act," governing disclosures of credit terms to consumer borrowers;

  •
  the "Home Mortgage Disclosure Act of 1975," requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

  •
  the "Equal Credit Opportunity Act," prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

  •
  the "Fair Credit Reporting Act of 1978," governing the use and provision of information to credit reporting agencies;

  •
  the "Fair Debt Collection Act," governing the manner in which consumer debts may be collected by collection agencies; and

  •
  the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

        The deposit operations of the Bank will be subject to:

  •
  the "Right to Financial Privacy Act," which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

  •
  the "Electronic Funds Transfer Act" and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

        Dividends.    Sunbelt Bank is required by state law to obtain prior approval of the Texas Department of Banking for payments of dividends out of its capital stock and certified surplus. In addition, under FDICIA, the Bank may not pay any dividend if the payment of the dividend would cause the Bank to become undercapitalized or in the event the Bank is "undercapitalized." The FDIC may further restrict the payment of dividends by requiring that a financial institution maintain a higher level of capital than would otherwise be required to be "adequately capitalized" for regulatory purposes. Moreover, if, in the opinion of the FDIC, the Bank is engaged in an unsound practice (which could include the payment of dividends), the FDIC may require, generally after notice and hearing, that the Bank cease such practice. The FDIC has indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe banking practice. Moreover, the FDIC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.

        Capital adequacy.    The Federal Reserve will monitor the capital adequacy of Sunbelt Bancshares, and the Texas Department of Banking and the FDIC will monitor the capital adequacy of Sunbelt Bank. The bank regulators use a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy and consider these capital levels when taking action on various types of applications and when conducting supervisory activities related to the safety and soundness of Sunbelt Bancshares and the Bank. The risk-based guidelines apply on a consolidated basis to bank holding companies with consolidated assets of $150 million or more and, generally, on a bank-only basis for bank holding companies with less than $150 million in consolidated assets. Each insured depository subsidiary of a bank holding company with less than $150 million in consolidated assets is expected to be "well-capitalized."

        The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

        The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, preferred stock (other than that which is included in Tier 1 Capital), and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital.

        In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies with assets of $150 million or more. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve's risk-based capital measure for market risk. All other bank holding companies with assets of $150 million or more generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies of such size experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve and the FDIC recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy.

        Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.

        Restrictions on transactions with affiliates and loans to insiders.    Sunbelt Bancshares and Sunbelt Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

  •
  a bank's loans or extensions of credit to affiliates;

  •
  a bank's investment in affiliates;

  •
  assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

  •
  the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

  •
  a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

        The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Sunbelt Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

        Sunbelt Bancshares and the Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

        Sunbelt Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

        Privacy.    Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

        Anti-terrorism legislation.    In the wake of the tragic events of September 11th, on October 26, 2001, the President signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. Also known as the "Patriot Act," the law enhances the powers of the federal government and law enforcement organizations to combat terrorism, organized crime and money laundering. The Patriot Act significantly amends and expands the application of the Bank Secrecy Act, including enhanced measures regarding customer identity, new suspicious activity reporting rules and enhanced anti-money laundering programs.

        Under the Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

  •
  to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

  •
  to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

  •
  to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

  •
  to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

        Under the Patriot Act, financial institutions must also establish anti-money laundering programs. The Act sets forth minimum standards for these programs, including: (i) the development of internal policies, procedures and controls; (ii) the designation of a compliance officer; (iii) an ongoing employee training program; and (iv) an independent audit function to test the programs.

        In addition, the Patriot Act requires the bank regulatory agencies to consider the record of a bank or bank holding company in combating money laundering activities in their evaluation of bank and bank holding company merger or acquisition transactions. Regulations proposed by the U.S. Department of the Treasury to effectuate certain provisions of the Patriot Act provide that all transaction or other correspondent accounts held by a U.S. financial institution on behalf of any foreign bank must be closed within 90 days after the final regulations are issued, unless the foreign bank has provided the U.S. financial institution with a means of verification that the institution is not a "shell bank." Proposed regulations interpreting other provisions of the Patriot Act are continuing to be issued.

        Under the authority of the Patriot Act, the Secretary of the Treasury adopted rules on September 26, 2002 increasing the cooperation and information sharing among financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under these rules, a financial institution is required to:

  •
  expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in a request submitted by the Financial Crimes Enforcement Network ("FinCEN");

  •
  notify FinCEN if an account or transaction is identified;

  •
  designate a contact person to receive information requests;

  •
  limit use of information provided by FinCEN to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction and (3) assisting the financial institution in complying with the Bank Secrecy Act; and

  •
  maintain adequate procedures to protect the security and confidentiality of FinCEN requests.

        Under the new rules, a financial institution may also share information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering. Such information-sharing is protected under a safe harbor if the financial institution: (i) notifies FinCEN of its intention to share information, even when sharing with an affiliated financial institution; (ii) takes reasonable steps to verify that, prior to sharing, the financial institution or association of financial institutions with which it intends to share information has submitted a notice to FinCEN; (iii) limits the use of shared information to identifying and reporting on money laundering or terrorist activities, determining whether to establish or maintain an account or engage in a transaction, or assisting it in complying with the Bank Secrecy Act; and (iv) maintains adequate procedures to protect the security and confidentiality of the information. Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

        The Secretary of the Treasury also adopted a rule on September 26, 2002 intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the rule, financial institutions: (i) are prohibited from providing correspondent accounts to foreign shell banks; (ii) are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account; (iii) must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the United States designated to accept services of legal process; (iv) must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.

        Proposed legislation and regulatory action.    New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

        Effect of governmental monetary policies.    The commercial banking business is affected not only by general economic conditions but also by the fiscal and monetary policies of the Federal Reserve. Some of the instruments of fiscal and monetary policy available to the Federal Reserve include changes in the discount rate on member bank borrowings, the fluctuating availability of borrowings at the "discount window," open market operations, the imposition of and changes in reserve requirements against member banks' deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates that member banks may pay on time and savings deposits. Such policies influence to a significant extent the overall growth of bank loans, investments, and deposits and the interest rates charged on loans or paid on time and savings deposits. We cannot predict the nature of future fiscal and monetary policies and the effect of such policies on the future business and our earnings.

        All of the above laws and regulations add significantly to the cost of operating Sunbelt Bank and thus have a negative impact on our profitability. It should also be noted that there has been a tremendous expansion experienced in recent years by certain financial service providers that are not subject to the same rules and regulations as Sunbelt Bancshares or Sunbelt Bank. These institutions, because they are not so highly regulated, have a competitive advantage over us and may continue to draw large amounts of funds away from traditional banking institutions, with a continuing adverse effect on the banking industry in general.

LEGAL MATTERS

        Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas, will pass upon the validity of the shares of common stock offered by this prospectus and the organizer and shareholder warrants to be issued by Sunbelt Bancshares.

EXPERTS

        Our audited financial statements as of September 30, 2004, and for the period from January 6, 2003 (inception) to September 30, 2004, included in this prospectus have been included in reliance on the report of McGladrey & Pullen, LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

LEGAL PROCEEDINGS

        There are no material legal proceedings pending against Sunbelt Bancshares or Sunbelt Bank.

REPORTS TO SHAREHOLDERS

        Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will continue through at least December 31, 2005 and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if at the beginning of the year our common stock is held by fewer than 300 persons.

ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock sold in this offering. This prospectus does not contain all of the information contained in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

        We have filed or will file various regulatory applications with the FDIC, the Texas Department of Banking, and the Federal Reserve. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the FDIC, Texas Department of Banking, and the Federal Reserve, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

McGladrey & Pullen
 Certified Public Accountants

Report of Independent Registered Public Accounting Firm

Board of Directors
Sunbelt Bancshares, Inc.
Dallas, Texas

We have audited the accompanying balance sheets of Sunbelt Bancshares, Inc., a development stage enterprise, as of September 30, 2004 and December 31, 2003, and the related statements of operations and cash flows for the nine months ended September 30, 2004 and the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunbelt Bancshares, Inc. as of September 30, 2004 and December 31, 2003, and the results of its operations and its cash flows for the nine months ended September 30, 2004 and the year ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

As discussed in the notes to the financial statements, the Company has not commenced any operations other than matters incidental to the organization of its subsidiary and sale of its common stock and will not commence intended operations until the sale of its common stock has occurred and regulatory approvals have been obtained.

Dallas, Texas
November 10, 2004

McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.

Sunbelt Bancshares, Inc.
(A Development Stage Enterprise)

Balance Sheets

	September 30, 2004	December 31, 2003
ASSETS
Cash	$11,558	$70,678
Deferred stock issuance costs	158,250	73,238

Total assets	$169,808	$143,916

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accrued expenses	$7,457	$—
Advances from organizers (Note 5)	670,000	380,000

	677,457	380,000
Stockholders' deficit:
Common stock, par value $.01; 10,000,000 shares authorized; none issued and outstanding	—	—
Deficit accumulated during the development stage	(507,649)	(236,084)

Total stockholders' deficit	(507,649)	(236,084)

Total liabilities and stockholders' deficit	$169,808	$143,916

See Notes to Financial Statements.

Sunbelt Bancshares, Inc.
(A Development Stage Enterprise)

Statements Of Operations

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	Cumulative Since Inception
Expenses:
Professional fees	$46,444	$53,790	$100,634
Consulting fees	142,868	141,571	284,439
Regulatory application and filing fees	69,744	30,000	99,744
Miscellaneous	12,109	10,723	22,832

Net loss and deficit accumulated during the development stage	$(271,565)	$(236,084)	$(507,649)

See Notes to Financial Statements.

Sunbelt Bancshares, Inc.
(A Development Stage Enterprise)

Statements Of Cash Flows

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003	Cumulative Since Inception
Cash flows from operating activities:
Net loss	$(271,565)	$(236,084)	$(507,649)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses	7,457	—	7,457
Deferred stock issuance cost	(85,012)	(73,238)	(158,250)

Net cash used in operating activities	(349,120)	(309,322)	(658,442)
Cash flows from financing activities:
Advances from organizers	290,000	380,000	670,000

Net increase (decrease) in cash	(59,120)	70,678	11,558
Cash at beginning of period	70,678	—

Cash at end of period	$11,558	$70,678	$11,558

See Notes to Financial Statements.

Sunbelt Bancshares, Inc.
(A Development Stage Enterprise)

Notes to Financial Statements

Note 1. Organization and Nature of Operations

        Sunbelt Bancshares, Inc. ("the Company") is a proposed bank holding company incorporated on December 18, 2002 for the purpose of forming a de novo bank subsidiary. The Company has not conducted any banking business and development stage activities of the Company did not commence until January 6, 2003. The Company's development stage activities, which commenced in January 2003, have consisted primarily of preparing and filing applications with various bank regulatory authorities for permission to organize a state bank and a bank holding company, and taking all other actions necessary to organize and charter the bank, including the sale of the Company's common stock. On June 30, 2004, the Company filed an application with the Texas Department of Banking to organize Sunbelt Bank (the "Bank") and with the Federal Deposit Insurance Corporation for federal deposit insurance. As of September 30, 2004 these applications were still pending.

        The Company was formed under the name "First Cornerstone Capital, Inc." The Company changed the name to "Sunbelt Bancshares, Inc." in January 2004.

        The Company intends to offer for sale a minimum of 1,200,000 shares and a maximum of 1,500,000 shares of its common stock at $10 per share. (See note 3) The proceeds of the offering will be utilized primarily to capitalize the Bank and reimburse the organizers for certain organizational expenses.

        Upon commencement of operations, the Bank intends to be a full service commercial bank initially serving customers in the South Arlington, Mansfield, Texas area. The Company's fiscal year ends on December 31.

        The Company's ability to commence operations is dependent upon, among other matters, the receipt of various regulatory approvals, equity capital of at least $12 million raised through the sale of the Company's common stock and the Bank's receipt of deposit insurance from the Federal Deposit Insurance Corporation.

Note 2. Summary of Significant Accounting Policies

Deferred Stock Issuance Costs

        Deferred stock issuance costs represent costs incurred in connection with the Company's proposed offering. Proceeds from the offering will be reduced by these costs. In the event the offering is not consummated, these costs will be reflected as expenses.

Income Taxes

        The Company utilizes the liability method of accounting for deferred income taxes. Under the liability method, deferred income tax assets and liabilities are calculated based on the difference between the financial statements and tax basis of assets and liabilities as measured by the currently enacted tax rates in effect for the years in which these differences are expected to reverse. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. An allowance against deferred tax assets is recorded in whole or in part when it is more likely than not that such tax benefits will not be realized.

Stock-Based Compensation

        The Company accounts for stock based compensation to employees using the intrinsic value method. Accordingly, compensation costs for employee stock options is measured as the excess, if any, of the fair value of the Company's common stock at date of grant over the exercise price.

        The Company accounts for stock based compensation to non-employees at fair value.

Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.

Note 3. Common Stock Offering

        The Company intends to offer for sale a minimum of 1,200,000 shares and a maximum of 1,500,000 shares of its common stock at an offering price of $10 per share. In addition, the Company will issue one stock purchase warrant for every five shares of common stock purchased, up to a maximum of 300,000 warrants. The warrants will entitle the holder to purchase one share of the Company's common stock for $12.50 at any time within three years of the date the Bank opens for business. The Company is not using an underwriter and officers of the Company will be selling the shares. The officers of the Company will not receive any commission in connection with the sale of shares.

Note 4. Preoperating Costs

        Certain preoperating costs, including costs incurred in connection with the organization of the Company and the Bank have been incurred. These costs amounted to $507,649 for the period from January 1, 2003 to September 30, 2004 and have been charged to expense as incurred.

Note 5. Advances from Organizers

        The Company's organizers have advanced funds for organizational and other preoperating expenses. These advances are noninterest bearing and have no stated maturity with the exception of $100,000 advanced by Todd Seib, one of the organizers, as of September 30, 2004. The advances by

Mr. Seib are evidenced by two 180 days promissory notes in the amount of $50,000 each, maturing February 12, 2005 and March 16, 2005, respectively, and bear no interest.

Nine Months Ended September 30, 2004	Amount	Year Ended December 31, 2003	Amount
Advances from organizers:		Advances from organizers:
February	$10,000	January	$60,000
March	110,000	March	10,000
May	40,000	April	40,000
July	30,000	May	50,000

Total advances from organizers	190,000	July	110,000
		August	90,000
		November	20,000

Notes payable to organizers:		Total advances from organizers	380,000

August	50,000
September	50,000

Total notes payable to organizers	100,000

Total	$290,000	Total	$380,000

        The Company intends to repay the notes in favor of Mr. Seib from the proceeds of a pre-organizational loan from a financial institution as soon as possible after it receives regulatory approvals. The Company intends to repay the pre-organizational loan and the remaining organizer advances from the proceeds of the sale of its common stock.

        Additionally, as consideration to the organizers, the Company intends to issue to each organizer one stock purchase warrant for every $10 that the organizer has at risk during the preoperating and organizational phase. Each warrant will entitle its holder to purchase one share of the Company's common stock for $10 at any time within ten years of the date that the Bank opens for business.

Note 6. Income Taxes

        The net operating losses of $271,565 and $236,084 for the periods ended September 30, 2004 and December 31, 2003, respectively, will be available to reduce future taxable income, if any. Due to the uncertainty regarding the Company's ability to generate future taxable income, the deferred tax asset has been fully reserved.

Note 7. Commitments

Leases

        The Company has entered into lease agreements with National Modular Bank Buildings to provide temporary buildings until permanent buildings can be constructed and ready for occupancy. The leases are contingent upon the Company obtaining all necessary approvals to operate as a state bank. The leases are six month leases and are scheduled to start 30 days after requested delivery date of the buildings and call for monthly lease payments of $6,930.

        The Company has entered into 20 year leases for its main office and branch office in Arlington, Texas with 710-14 North Watson, LLC which is controlled by the parents of Director Todd Seib. A third party appraiser was engaged to conduct a rent study of the market, which indicated that the terms of the leases are as favorable as could be obtained from any other prudent lessor. The leases are contingent upon the Company obtaining all necessary approvals to organize as a state bank. The leases are scheduled to start upon the issuance of a certificate of occupancy and call for monthly lease payments the first year of $30,334 with a 3% escalation each year thereafter. The leases are based on $28 per square foot and include a $30 per square foot finish out allowance.

Employment Agreements

        The Company and The Bank have approved an employment agreement with the proposed Chairman & Chief Executive Officer. The agreement is for an initial three year term and is automatically renewable for an additional three years unless either party elects not to renew.

        The agreement provides for compensation and benefits including the issuance of options equal to 5% of the common stock sold in the initial offering at $10 per share to be vested over a five year period and exercisable within ten years from the date of grant. At September 30, 2004 these options had not be issued.

        In the event of a change in control, as defined, the Chairman and Chief Executive Officer of the Bank may terminate the agreement and receive 299% of his base salary as compensation. In the event of termination for any other reason than good cause, The Chairman and CEO will receive severance equal to the greater of his base salary over the remaining term of the agreement, or one year's base salary.

        The Company has approved an employment agreement with the proposed Vice Chairman. The agreement is for a five-year term and provides for the issuance of 40,000 options of the common stock at $10 per share to be vested over a five-year period and exercisable within ten years from the date of grant. At September 30, 2004 these options had not been issued.

Consulting Agreements

        The Company has entered into a consulting agreement with the Chairman and Chief Executive Officer during the preopening activities of the Bank. The original agreement is scheduled to terminate on the earlier of (1) December 31, 2004 or (2) the date on which the Bank opens for business. On June 30, 2004 the agreement was extended until June 30, 2005. The agreement provides for compensation and benefits.

        In connection with the capital raising activities, the Company receives certain consulting services from an unrelated party. During the period from January 1, 2003 to September 30, 2004, the Company incurred $216,000 for these services. The future remaining payments under this agreement are approximately $169,000 and will be paid on or before June 30, 2005.

APPENDIX A

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT
SUNBELT BANCSHARES, INC.

        IMPORTANT:    This Subscription Agreement, completed and signed, together with full payment by check payable to the order of "TIB—The Independent BankersBank—Escrow Account for Sunbelt Bancshares, Inc." for the shares of common stock for which the undersigned is subscribing must be sent to:

BY HAND DELIVERY OR FIRST CLASS MAIL: Sunbelt Bancshares, Inc. 1625 North Stemmons Freeway Dallas, Texas 75207

        I hereby subscribe to purchase the number of shares of common stock ("Shares") of Sunbelt Bancshares, Inc. ("Company") indicated below and have enclosed a check in the amount of $10.00 multiplied by the number of shares I wish to buy. I have received a copy of the Company's prospectus, dated                        , 2005. In connection with my purchase, I understand and agree as follows: (1) My purchase of the Company's common stock involves significant risks, as described under "Risk Factors" in the prospectus; (2) No federal or state agency has made any finding or determination regarding the fairness of the Company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock; and (3) THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

        This Subscription Agreement is final, binding and irrevocable. If the organizers are unable to sell at least 1,200,000 shares of common stock or fail to receive all required regulatory approvals to open the Company's proposed banking subsidiary, the escrow agent will promptly return all subscription funds to me, with any interest earned thereon without deduction for expenses.

NO. OF SHARES (MIN. 250 SHARES)		TOTAL PURCHASE PRICE ENCLOSED
X $10.00 (PRICE PER SHARE) =

        Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date		Signature*	Signature (if multiple subscribers)*
Please indicate form of ownership		Print Name	Print Name
☐ ☐	individual joint tenants with right of survivorship	Address	Address
☐ ☐	tenants in common trust	Address	Address
☐ ☐	corporation partnership	Social Security or Federal Tax ID No.	Social Security or Federal Tax ID No.
☐ ☐	custodian other	Telephone-Day / Telephone Evening	Telephone-Day / Telephone Evening

*
When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

ACCEPTED:	SUNBELT BANCSHARES, INC.
	By:	Jerry Burnett, President	Date of Acceptance	Number of Shares Accepted

  •
  You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with inconsistent or different information, you should not rely on it.

  •
  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

  •
  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

  •
  This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

Up to 1,500,000 Shares

SUNBELT
BANCSHARES, INC.

Common Stock

Prospectus
January 14, 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Consistent with the applicable provisions of the laws of Texas, the registrant's articles of incorporation provide generally that the registrant shall indemnify and hold harmless each of its directors and executive officers and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. However, the registrant will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from an administrative proceeding in which civil money penalties are imposed by an appropriate regulatory agency or other matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

        In addition, the registrant's articles of incorporation, subject to exceptions, eliminates the potential personal liability of a director for monetary damages to the registrant and to the shareholders of the registrant for breach of a duty as a director. There is no release of liability for (1) a breach of a director's duty of loyalty to the registrant or its shareholders, (2) an act or omission not in good faith that constitutes a breach of the duty of the director to the registrant or an act or omission that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (4) an act or omission for which the liability of a director is expressly provided for by statute. The articles of incorporation also contain a provision that, in the event that Texas law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the registrant will be eliminated or limited to the fullest extent permitted by law. The articles of incorporation do not eliminate or limit the right of the registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Estimated expenses, other than underwriting discounts and commissions, of the sale of the registrant's common stock, $0.01 par value, are as follows:

Securities and Exchange Commission registration fee	2,645
Blue sky fees and expense	15,000
Other offering expenses	607,828
Total	625,473

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES.

        None.

ITEM 27.    EXHIBITS

NUMBER	DESCRIPTION
3.1	Articles of incorporation (compiled)+
3.2	Bylaws+
4.1	Specimen common stock certificate+
4.2	See Exhibits 3.1 and 3.2 for provisions of the articles of incorporation and bylaws defining rights of holders of the common stock
5.1	Legal opinion of Jenkens & Gilchrist, P.C.
10.1	Form of engagement letter for consulting services by and between Bankmark & Financial Marketing Services and Sunbelt Bancshares, Inc.+
10.2	Form of engagement letter for consulting services by and between Steiner & Associates and Sunbelt Bancshares, Inc.+
10.3	Form of Sunbelt Bancshares, Inc. Organizers' Warrant Agreement+
10.4	Form of Sunbelt Bancshares, Inc. Shareholders' Warrant Agreement+
10.5	Sunbelt Bancshares, Inc. 2004 Stock Incentive Plan*+
10.6	Consulting Agreement by and between Sunbelt Bancshares, Inc. and Jerry Burnett*+
23.1	Consent of McGladrey & Pullen, LLP, dated January 12, 2005
23.2	Consent of Jenkens & Gilchrist, P.C. (contained in Exhibit 5.1)
24.1	Power of attorney (appears on the signature pages to the Registration Statement on Form SB-2)+
99.1	Subscription Agreement (see Appendix A of the prospectus)

*
Indicates a compensatory plan or contract.

+
Previously filed as an exhibit to the registration statement filed November 22, 2004.

ITEM 28.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes as follows:

        (a)   (1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

              (i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii)  Include any additional or changed material information on the plan of distribution.

          (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

          (3)   File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Arlington, State of Texas, on January 14, 2005.

SUNBELT BANCSHARES, INC.
By:	/s/ JERRY BURNETT Jerry Burnett Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Registration Statement constitutes and appoints Jerry Burnett his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ RUTH ARMSTRONG* Ruth Armstrong	Director	January 14, 2005
/s/ JERRY BURNETT Jerry Burnett(1)	Director	January 14, 2005
/s/ DON DAWSON* Don Dawson	Director	January 14, 2005
/s/ PAUL DECLEVA, JR.* Paul DeCleva, Jr.	Director	January 14, 2005
/s/ DAN GRIFFIN* Dan Griffin	Director	January 14, 2005
/s/ LONNIE GOODMAN* Lonnie Goodman	Director	January 14, 2005
/s/ BRUCE REICHSTEIN* Bruce Reichstein	Director	January 14, 2005

/s/ TODD SEIB* Todd Seib	Director	January 14, 2005
/s/ JANICE SMITH* Janice Smith	Director	January 14, 2005
/s/ DAVID STROUD* David Stroud	Director	January 14, 2005
/s/ JAMES SWAFFORD* James Swafford	Director	January 14, 2005
/s/ JOSEPH WHITNEY* Joseph Whitney	Director	January 14, 2005
/s/ CINDY SWINDLE Cindy Swindle(2)
*	/s/ JERRY BURNETT Jerry Burnett Attorney-In-fact

(1)
Principal executive officer
(2)
Principal financial and accounting officer

QuickLinks

SUMMARY
RISK FACTORS
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
THE OFFERING
DETERMINATION OF OFFERING PRICE
USE OF PROCEEDS
CAPITALIZATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS
PROPOSED BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SUPERVISION AND REGULATION
LEGAL MATTERS
EXPERTS
LEGAL PROCEEDINGS
REPORTS TO SHAREHOLDERS
ADDITIONAL INFORMATION
  Contents
APPENDIX A SUBSCRIPTION AGREEMENT
SUBSCRIPTION AGREEMENT SUNBELT BANCSHARES, INC.
TABLE OF CONTENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 27. EXHIBITS
  ITEM 28. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY